Exhibit 10.1

[EXECUTION]

CREDIT AGREEMENT

SUNDANCE ENERGY, INC.,

as Borrower,

WELLS FARGO BANK, N.A.

as Administrative Agent, Swing Line Lender

and

LC Issuer,

and CERTAIN FINANCIAL INSTITUTIONS,

as Lenders

WELLS FARGO SECURITIES, LLC

as

Sole Lead Arranger and Sole Book Manager

$300,000,000

December 28, 2012

II

III

Schedules and Exhibits:

Schedule 1	Lenders Schedule
Schedule 2	Disclosure Schedule
Schedule 3	Security Schedule
Schedule 4	Insurance Schedule

Exhibit A	Promissory Note
Exhibit B-1	Borrowing Notice
Exhibit B-2	Swing Line Borrowing Notice
Exhibit C	Continuation/Conversion Notice
Exhibit D	Compliance Certificate
Exhibit E	Assignment and Assumption
Exhibit F-1	Opinion of Counsel to Restricted Persons
Exhibit F-2	Opinion of Counsel to Parent

IV

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is made as of December 28, 2012, by and among SUNDANCE ENERGY, INC., a Colorado corporation (“Borrower”), WELLS FARGO BANK, N.A., as Administrative Agent, Swing Line Lender, and as LC Issuer, and the Lenders referred to below.

W I T N E S S E T H:

In consideration of the mutual covenants and agreements contained herein, in consideration of the Loans that may hereafter be made by Lenders, the Swing Line Loans that may be made available by Swing Line Lender to Borrower, and the Letters of Credit that may be made available by LC Issuer to Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I - Definitions and References

Section 1.1. Defined Terms. As used in this Agreement, each of the following terms has the meaning given to such term in this Section 1.1 or in the sections and subsections referred to below:

“Adjusted Base Rate” means, on any day, the per annum rate equal to the sum of (a) the Base Rate for such day plus (b) the Applicable Margin for such day, provided that the Adjusted Base Rate charged by any Person shall never exceed the Highest Lawful Rate.

“Adjusted Consolidated EBITDAX” means, for any Fiscal Quarter, Consolidated EBITDAX for such Fiscal Quarter adjusted (a) as permitted and in accordance with Article 11 of Regulation S-X promulgated by the SEC, and (b) to give effect to any acquisition or divestiture made by Parent or any of its Consolidated Subsidiaries during such Fiscal Quarter as if such transactions had occurred on the first day of such Fiscal Quarter, regardless of whether the effect is positive or negative.

“Adjusted Eurodollar Rate” means, for any Eurodollar Loan for any day during any Interest Period therefor, the rate per annum equal to the sum of (a) the Applicable Margin for such day plus (b) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Rate for such Eurodollar Loan for such Interest Period by (ii) 1 minus the Reserve Requirement for such Eurodollar Loan for such Interest Period, provided that no Adjusted Eurodollar Rate charged by any Person shall ever exceed the Highest Lawful Rate. The Adjusted Eurodollar Rate for any Eurodollar Loan shall change whenever the Applicable Margin or the Reserve Requirement changes.

“Administrative Agent” means Wells Fargo Bank, N.A., as Administrative Agent hereunder, and its successors in such capacity; provided, however, that until such time as a Lender other than Wells Fargo Bank, N.A. becomes a party hereto, “Administrative Agent” shall mean Wells Fargo Bank, N.A., individually.

“Administrative Questionnaire” means an Administrative Questionnaire m a form supplied by Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Anti-Terrorism Laws” shall mean any requirement of Law related to terrorism financing or money laundering, including the Patriot Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended), and Executive Order 13224 (effective September 24, 2001).

“Applicable Lending Office” means a Lender’s Domestic Lending Office (in the case of Base Rate Loans) and such Lender’s Eurodollar Lending Office (in the case of Eurodollar Loans).

“Applicable Margin” means, for any day, with respect to any Base Rate Loan or Eurodollar Loan, or with respect to the Commitment Fee Rate, as the case may be, the applicable rate per annum set forth in the grid below based upon the Utilization Percentage then in effect:

Applicable Margin

Pricing Level	Utilization Percentage	Eurodollar Loans Letter of Credit Fee	Base Rate Loans	Commitment Fee Rate
1	<25%	1.75%	0.75%	0.375%
2	>2:25% but <50%	2.00%	1.00%	0.375%
3	>2:50% but <75%	2.25%	1.25%	0.50%
4	>2:75% but <90%	2.50%	1.50%	0.50%
5	>2:90%	2.75%	1.75%	0.50%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided, however, that if an Engineering Report is not delivered when due in accordance with Section 6.2(i) or G), as applicable, then Pricing Level 5 shall apply as of the first Business Day after the date on which such Engineering Report was required to have been delivered and in each case shall remain in effect until the date on which such Engineering Report is delivered.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitment represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.17. If the commitment of each Lender to make Loans and the obligation of LC Issuer to issue or extend Letters of Credit have been terminated pursuant to Section 8.2 or if the Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on the Lenders Schedule or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Counterparty” means a counterparty to a Hedging Contract that at the time of entering into such Hedging Contract either (a) is a Lender Counterparty, (b) is a Person whose senior unsecured long-term debt obligations are rated A or higher by S&P and A3 or higher by Moody’s, or (c) Shell Oil Trading (US) Company.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.5), and accepted by Administrative Agent, in substantially the form of Exhibit E or any other form approved by Administrative Agent.

“Bankruptcy Code” means the United States Bankruptcy Code, Title 11 U.S.C., as amended.

“Base Rate” means for any day the higher of (a) Administrative Agent’s Prime Rate; (b) the Federal Funds Rate plus ‘l2 of one percent (0.50%) per annum; and (c) the One-Month Eurodollar Rate plus one percent (1.0%) per annum. As used in this definition, Administrative Agent’s “Prime Rate” means the per annum rate of interest most recently announced within Wells Fargo Bank, N.A. at its principal office in San Francisco, California as its “Prime Rate”, with the understanding that the Prime Rate of Wells Fargo Bank, N.A. is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo Bank, N.A. may designate. Each change in the Prime Rate will be effective on the day the change is announced within Wells Fargo Bank, N.A. If Administrative Agent’s Prime Rate changes after the date hereof the Base Rate shall be automatically increased or decreased, as the case may be, without notice to Borrower from time to time as of the effective time of each change in Administrative Agent’s Prime Rate.

“Base Rate Loan” means a Loan that bears interest at the Adjusted Base Rate.

“Borrower” has the meaning given to such term in the preamble to this Agreement.

“Borrowing” means (a) a borrowing of new Loans of a single Type (and, in the case of Eurodollar Loans, with the same Interest Period) pursuant to Section 2.2 or a Continuation or Conversion of existing Loans into a single Type (and, in the case of Eurodollar Loans, with the same Interest Period) pursuant to Section 2.3, and (b) a borrowing of a Swing Line Loan pursuant to Section 2.18.

“Borrowing Base” means, at the particular time in question, the Initial Borrowing Base, as adjusted from time to time pursuant to Section 2.8; provided, however, that in no event shall the Borrowing Base ever exceed the Maximum Credit Amount.

“Borrowing Base Deficiency” has the meaning given to such term in Section 2.7(b).

“Borrowing Base Properties” means the Oil and Gas Properties of the Restricted Persons evaluated by Lenders for purposes of establishing the Borrowing Base then in effect.

“Borrowing Notice” means a written or e-mail request made by Borrower that meets the requirements of Section 2.2.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks are open for business with the public in Denver, Colorado. Any Business Day in any way relating to Eurodollar Loans (such as the day on which an Interest Period begins or ends) must also be a day on which, in the judgment of Administrative Agent, significant transactions in Dollars are carried out in the interbank eurocurrency market.

“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with IFRS.

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease that should, in accordance with IFRS, appear as a liability on the balance sheet of such Person.

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of Administrative Agent, Swing Line Lender, or LC Issuer (as applicable) and the Lenders, as collateral for LC Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if LC Issuer or Swing Line Lender benefitting from such collateral shall agree in its discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) Administrative Agent and (b) LC Issuer or Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means Investments in:

(a)              marketable obligations, maturing within 12 months after acquisition thereof, issued or unconditionally guaranteed by the United States or an instrumentality or agency thereof and entitled to the full faith and credit of the United States;

(b)              demand deposits, and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, with any office of any Lender or with a domestic office of any national or state bank or trust company that is organized under the Laws of the United States or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose long term certificates of deposit are rated at least Aa3 by Moody’s or AA- by S & P;

(c)              repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any commercial bank meeting the specifications of subsection (b) above;

(d)              open market commercial paper, maturing within 270 days after acquisition thereof, rated in the highest grade by Moody’s or S&P; and

(e)              money market or other mutual funds (i) that are rated Aa2 or better by Moody’s or AA or better by S&P or (ii) substantially all of the assets of which comprise securities of the types described in subsections (a) through (d) above.

“Cash Management Lender” means any Lender or any Affiliate of any Lender that provides a Cash Management Service to any Restricted Person, in its capacity as a provider of such service. If a Person ceases to be a Lender or an Affiliate of a Lender, such Person shall nonetheless remain a Cash Management Lender, but only with respect to transactions entered into thereunder during or prior to the time such Person was a Lender or an Affiliate of a Lender.

“Cash Management Obligation” means any obligation of any Restricted Person arising from time to time in respect of Cash Management Services heretofore, presently or hereafter entered into with a Cash Management Lender; provided that if any Person that was a Cash Management Lender ceases to be a Lender or an Affiliate of a Lender, the Cash Management Obligations shall only include such obligations to the extent arising from Cash Management Services provided to such Restricted Person during or prior to the time such Person was a Lender or an Affiliate of a Lender and shall not include any obligations arising from any Cash Management Services provided to such Restricted Person after such Person ceases to be a Lender or an Affiliate of a Lender.

“Cash Management Services” means any banking services that are provided to any Restricted Person by a Cash Management Lender (other than pursuant to this Agreement), including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) stored value cards, (f) automated clearing house or wire transfer services, or (g) treasury management, including controlled disbursement, consolidated account, lockbox, overdraft, return items, sweep and interstate depository network services.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation, or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events:

(a)             Parent shall at any time after the Closing Date fail to own, in the aggregate, 100% of the then issued and outstanding Equity in Borrower or, except as permitted by Section 7.4, any other direct or indirect Subsidiary of Parent that is a Guarantor,

(b)             Eric McCrady shall for any reason cease to serve as the Chief Executive Officer of Borrower and is not replaced within 180 days thereafter by a new Chief Executive Officer acceptable to Majority Lenders, or

(c)              Borrower shall cease to own and control 100% of the voting and economic interest in the Equity in each Subsidiary of Borrower which owns Borrowing Base Properties.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 4.1 shall have been satisfied or waived.

“Collateral” means all property of any kind that is subject to a Lien in favor of Lenders (or in favor of Administrative Agent for the benefit of Lenders) or that, under the terms of any Security Document, is purported to be subject to such a Lien, in each case that secures the Secured Obligations.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans to, and participate in Letters of Credit issued upon the application of, Borrower in an aggregate amount not exceeding the amount set forth on the Lenders Schedule or as set forth in any Assignment and Assumption relating to any assignment that has become effective pursuant to Section 10.5.

“Commitment Fee Rate” means, on any date, the rate per annum set forth in the definition of Applicable Margin.

“Commitment Period” means the period from and including the Closing Date until the Maturity Date (or, if earlier, the day on which the obligations of Lenders to make Loans hereunder and the obligations of LC Issuer to issue Letters of Credit hereunder have been terminated or the Notes first become due and payable in full).

“Compliance Certificate” means a certificate in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of any Person, in accordance with IFRS, with its properly consolidated subsidiaries. References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated subsidiaries.

“Consolidated EBITDAX” means, for any period (without duplication), the sum of (1) Consolidated Net Income during such period (excluding extraordinary gains and losses), plus (2) all interest paid or accrued during such period on Indebtedness (including amortization of original issue discount and the interest component of any deferred payment obligations and Capital Lease Obligations) that was deducted in determining such Consolidated Net Income, plus (3) all income taxes that were deducted in determining such Consolidated Net Income, plus (4) all depreciation, amortization (including amortization of good will and debt issue costs), depletion, exploration expense and other non-cash charges (including any provision for the reduction in the carrying value of assets recorded in accordance with IFRS and including those resulting from the requirements of ASC Topic 815, ASC Topic 410, or ASC Topic 360 (or similar provisions of IFRS)) that were deducted in determining such Consolidated Net Income, minus (5) all non-cash items of income that were included in determining such Consolidated Net Income.

“Consolidated Funded Debt” means the categories of Liabilities of Parent and its properly Consolidated Subsidiaries described in clauses (a), (b), (c), (f), (h) and G) of the definition of “Indebtedness” in Section 1.1 (without duplication).

“Consolidated Net Income” means, for any period, Parent’s and its properly Consolidated Subsidiaries’ gross revenues for such period, including any cash dividends or distributions actually received from any other Person during such period, minus Parent’s and such Subsidiaries’ expenses and other proper charges against income (including taxes on income, to the extent imposed), determined on a Consolidated basis, after eliminating earnings or losses attributable to outstanding minority interests and excluding the net earnings of any Person (other than a Restricted Person) in which Parent or any of its Subsidiaries has an ownership interest.

“Continuation” shall refer to the continuation pursuant to Section 2.3 hereof of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period. “Continued” has a meaning correlative thereto.

“Continuation/Conversion Notice” means a written or e-mail request, or a written confirmation, made by Borrower that meets the requirements of Section 2.3.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion” shall refer to a conversion pursuant to Section 2.3 or Article III of one Type of Loan into another Type of Loan. “Converted” has a meaning correlative thereto.

“Core Acquisitions and Investments” means (i) acquisitions and/or development and commercialization (including but not limited to drilling) of Oil and Gas Properties and acquisitions of assets used in the producing, drilling, or transportation of petroleum products that are related to a Restricted Person’s producing Oil and Gas Properties, and (ii) acquisitions of or Investments in Persons engaged primarily in the business of acquiring, developing and producing Oil and Gas Properties; provided that with respect to any acquisition or Investment described in this clause (ii), immediately after making such acquisition or Investment, Borrower shall directly or indirectly own at least 51% of the Equity Interests of such Person, measured by voting power.

“Credit Parties” means any of the Restricted Persons, Parent and any other Guarantor.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default and any default, event or condition that would, with the giving of any requisite notices or the passage of any requisite periods of time, or both constitute an Event of Default.

“Default Rate” means, at the time in question (a) with respect to any Base Rate Loan, the rate per annum equal to 2.0% above the Adjusted Base Rate then in effect for such Loan and (b) with respect to any Eurodollar Loan, the rate per annum equal to 2.0% above the Adjusted Eurodollar Rate then in effect for such Loan, provided in each case that no Default Rate charged by any Person shall ever exceed the Highest Lawful Rate.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, any LC Issuer, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within 2 Business Days of the date when due, (b) has notified Borrower, Administrative Agent or any LC Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by

Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.l 7(b)) upon delivery of written notice of such determination to Borrower, each LC Issuer, each Swing Line Lender and each Lender.

“Determination Date” has the meaning given to such term in Section 2.8.

“Disclosure Schedule” means Schedule 2 hereto.

“Disposition” or “Dispose” means the sale, transfer, license, lease, abandonment, or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and any assignment, termination, close out, or restructuring (which restructuring has a negative effect on the Borrowing Base valuation thereof, as determined by Administrative Agent) of any Hedging Contract.

“Distribution” means (a) any dividend or other distribution made by a Restricted Person on or in respect of any Equity in such Restricted Person or any other Restricted Person, or (b) any payment made by a Restricted Person to purchase, redeem, acquire, retire, cancel, or terminate any Equity in such Restricted Person or any other Restricted Person.

“Dollar” and “.$.” mean lawful money of the United States.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” below its name on the Lenders Schedule, or such other office as such Lender may from time to time specify to Borrower and Administrative Agent; with respect to LC Issuer, the office, branch, or agency through which it issues Letters of Credit; and, with respect to Administrative Agent, the office, branch, or agency through which it administers this Agreement.

“Domestic Subsidiary” means any direct or indirect Subsidiary of Parent or Borrower, as applicable, that is organized under the laws of any state of the United States or the District of Columbia and is not a Foreign Subsidiary.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section I 0.5(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section I 0.5(b)(iii)).

“Embargoed Person” shall mean any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs or (ii) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law.

“Engineering Report” means the Initial Engineering Report and each engineering report delivered pursuant to Section 6.2.

“Environmental Laws” means any and all Laws relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“Equity” in any Person means any share of capital stock issued by such Person, any general or limited partnership interest, profits interest, capital interest, membership interest, or other equity interest in such Person, any option, warrant or any other right to acquire any share of capital stock or any partnership, profits, capital, membership or other equity interest in such Person, and any other voting security issued by such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statutes or statute, together with all rules and regulations promulgated with respect thereto.

“ERISA Affiliate” means each Restricted Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with such Restricted Person, are (or were at any time in the past six years) treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code and maintained, contributed to or required to be contributed to by any ERISA Affiliate and with respect to which any Restricted Person has a fixed or contingent liability.

“ERISA Plan Funding Rules” means the rules in the Internal Revenue Code and ERISA (and related regulations and other guidance) regarding minimum funding standards and minimum required contributions to ERISA Plans as set forth in Sections 412, 430 and 436 of the Internal Revenue Code and Sections 302 and 303 of ERISA (and as set forth in Section 412 of the Internal Revenue Code and Section 302 of ERISA for periods prior to the effective date of the Pension Protection Act of 2006).

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” below its name on the Lenders Schedule (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to Borrower and Administrative Agent.

“Eurodollar Loan” means a Revolving Loan that bears interest at the Adjusted Eurodollar Rate.

“Eurodollar Rate” means, for any Eurodollar Loan within a Borrowing and with respect to the related Interest Period therefor, (a) the interest rate per annum (carried out to the fifth decimal place) equal to the applicable London interbank offered rate for deposits in the requested currency appearing on the Reuters Reference LIBORO l page for such currency as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried out to the fifth decimal place) equal to the rate determined by Administrative Agent to be the offered rate on Page BBAM of the Bloomberg Financial Market Information Service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by Administrative Agent as the rate of interest at which deposits in U.S. dollars (for delivery on the first day of such Interest Period) in same day funds in the approximate amount of the applicable Eurodollar Loan and with a term equivalent to such Interest Period would be offered by Wells Fargo Bank, N.A. or one of its Affiliate banks to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“Event of Default” has the meaning given to such term in Section 8.1.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 3.7(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.5(g) and (d) any United States federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of July 18, 2011 among Borrower, BOKF, NA dba Bank of Oklahoma, as administrative agent and letter of credit issuer, and certain financial institutions, as lenders, as amended or supplemented to the Closing Date.

“Existing Credit Documents” means (a) the Existing Credit Agreement, (b) the promissory notes made by Borrower thereunder, and (c) all deeds of trust, mortgages, security agreements, and other documents, instruments or agreements executed and delivered in connection therewith by any Restricted Person, or any predecessor in interest to any Restricted Person.

“Existing Indebtedness” means all Indebtedness outstanding under the Existing Credit Documents on the date hereof.

“Facility Usage” means, at the time in question, the aggregate principal amount of outstanding Loans and existing LC Obligations at such time.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(l) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/lOOth of one percent) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the letter agreement, dated December 18, 2012 among Borrower, Administrative Agent and Wells Fargo Securities, LLC.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary that is owned directly by Parent or Borrower (as applicable) or one of its Domestic Subsidiaries.

“Fiscal Quarter” means a 3 month period ending on March 31, June 30, September 30 or December 31 of any year.

“Fiscal Year” means a 12 month period ending on June 30 of any year, or as changed by Borrower with the consent of the Majority Lenders, such consent to not unreasonably be withheld or delayed.

“Floor Contracts” means put option contracts that protect against falling oil and gas prices and do not require any payments in respect thereof other than an initial premium or purchase price. For the avoidance of doubt, Floor Contracts do not include swaps or collars.

“Foreign Lender” means (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.

“Foreign Subsidiary” means any direct or indirect Subsidiary of Parent or Borrower, as applicable, (a) that is a “controlled foreign corporation,” (b) substantially all of whose assets consist of the equity in a subsidiary described in clause (a) above, or (c) that is an entity treated as disregarded for U.S. federal income tax purposes that owns more than 65% of the voting equity in a subsidiary described in clause (a) or (b) above.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to LC Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding LC Obligations other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to Swing Line Lender, such Defaulting Lender’s Applicable Percentage of

Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means any Person who has guaranteed some or all of the Secured Obligations pursuant to a guaranty listed on the Security Schedule or any other Person who has guaranteed some or all of the Obligations and who has been accepted by Administrative Agent as a Guarantor or any Subsidiary of Parent or Borrower that now or hereafter executes and delivers a guaranty to Administrative Agent pursuant to Section 6.15.

“Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.

“Hedging Contract” means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other derivative agreement or other similar agreement or arrangement.

“Highest Lawful Rate” means, with respect to each Lender Party to whom Obligations are owed, the maximum nonusurious rate of interest that such Lender Party is permitted under applicable Law to contract for, take, charge, or receive with respect to such Obligations. All determinations herein of the Highest Lawful Rate, or of any interest rate determined by reference to the Highest Lawful Rate, shall be made separately for each Lender Party as appropriate to assure that the Loan Documents are not construed to obligate any Person to pay interest to any Lender Party at a rate in excess of the Highest Lawful Rate applicable to such Lender Party.

“Hydrocarbons” means crude oil, natural gas, condensate, or other liquid or gaseous hydrocarbons.

“IFRS” means International Financial Reporting Standards or Australian Accounting Standards, which are substantially the same as International Financial Reporting Standards and that, in the case of Credit Parties and their Consolidated Subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the Initial Financial Statements. If any change in any accounting principle or practice is required by the International Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to any Credit Party or with respect to any Credit Party and its Consolidated Subsidiaries may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to each Lender, and Majority Lenders, Administrative Agent and Borrower agree to negotiate in good faith in respect of the modification of any covenants hereunder that are affected by such change in order to cause them to measure substantially the same financial performance as the covenants in effect immediately prior to such change.

“Indebtedness” of any Person means Liabilities in any of the following categories (without duplication):

(a)              Liabilities for borrowed money;

(b)              Liabilities constituting an obligation to pay the deferred purchase pnce of property or services;

(c)              Liabilities evidenced by a bond, debenture, note or similar instrument;

(d)              Liabilities that (i) would under IFRS be shown on such Person’s balance sheet as a liability, and (ii) are payable more than one (1) year from the date of creation or incurrence thereof (other than reserves for taxes and reserves for contingent obligations);

(e)              Liabilities arising under Hedging Contracts (on a net basis to the extent netting is provided for in the applicable Hedging Contract), excluding any portion thereof that would be accounted for as an interest expense under IFRS;

(f)               Liabilities constituting principal under Capital Leases Obligations;

(g)              Liabilities arising under conditional sales or other title retention agreements relating to property purchased by such Person;

(h)              Liabilities owing under direct or indirect guaranties of Indebtedness of any other Person or otherwise constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Indebtedness of any other Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase Indebtedness, assets, goods, securities or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection;

(i)                Liabilities (for example, repurchase agreements, mandatorily redeemable preferred stock and sale/leaseback agreements) consisting of an obligation to purchase or redeem securities or other property of such Person, if such Liabilities arise out of or in connection with the sale or issuance of the same or similar securities or property;

(j)               Liabilities with respect to letters of credit or applications or reimbursement agreements therefor;

(k)               Liabilities with respect to banker’s acceptances;

(l)               Liabilities with respect to payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment); or

(m)          Liabilities with respect to other obligations to deliver goods or services m consideration of advance payments therefor;

provided, however, that the “Indebtedness” of any Person shall not include Liabilities that were incurred by such Person on ordinary trade terms to vendors, suppliers, or other Persons providing goods and services for use by such Person in the ordinary course of its business, unless and until such Liabilities are outstanding more than 90 days past the original invoice or billing date therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Engineers” means (a) Netherland, Sewell & Associates, Inc., and (b) any other nationally recognized independent petroleum engineering company that is designated by Borrower with the consent of Administrative Agent.

“Initial Borrowing Base” has the meaning given to such term in Section 2.8.

“Initial Engineering Report” means the reserve engineering report with respect to the Oil and Gas Properties of Restricted Persons prepared as of June 30, 2012 by the Independent Engineers, a copy of which report has been delivered to Administrative Agent.

“Initial Financial Statements” means (a) the audited Consolidated annual financial statements of Parent and Borrower as of June 30, 2012, and (b) their unaudited quarterly Consolidated financial statements as of September 30, 2012.

“Insolvent” means with respect to any Person, that (a) such Person is insolvent (as such term is defined in the Bankruptcy Code, and with all terms used in this definition that are defined in the Bankruptcy Code having the meanings ascribed to those terms in the text and interpretive case law applicable to the Bankruptcy Code), (b) the sum of such Person’s debts, including absolute and contingent liabilities, the Obligations or guarantees thereof, exceeds the value of such Person’s assets, at a fair valuation, (c) such Person’s capital is umeasonably small for the business in which such Person is engaged and intends to be engaged, or (d) such Person has incurred (whether under the Loan Documents or otherwise), or intends to incur debts that will be beyond its ability to pay as such debts mature. In determining whether a Person is “Insolvent” all rights of contribution (whether or not enforceable in any proceeding under any Debtor Relief Law or employed for the purpose of determining the insolvency of such Person in any proceeding under any Debtor Relief Law and without giving effect to any waiver thereof contained in the Loan Documents) of each Restricted Person against other Restricted Parties under the guaranty of the Obligations, at law, in equity or otherwise shall be taken into account.

“Insurance Schedule” means Schedule 4 hereto.

“Interest Payment Date” means (a) with respect to each Base Rate Loan, the last Business Day of each calendar month, and (b) with respect to each Eurodollar Loan, the last day of the Interest Period that is applicable thereto and, if such Interest Period exceeds 3 months, the respective dates that fall every 3 months after the beginning of such Interest Period shall also be Interest Payment Dates; provided that the last day of each calendar month shall also be an Interest Payment Date for each such Loan so long as any Event of Default exists under Section 8.l (a) or (b).

“Interest Period” means, with respect to each Eurodollar Loan, the period specified in the Borrowing Notice or Continuation/Conversion Notice applicable to such Eurodollar Loan, beginning on and including the date specified in such Borrowing Notice or Continuation/ Conversion Notice (which must be a Business Day), and ending 1, 2, 3, or 6 months thereafter, as Borrower may elect in such notice; provided that: (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period that begins on the last Business Day in a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day in a calendar month; and (c) notwithstanding the foregoing, any Interest Period that would otherwise end after the last day of the Commitment Period shall end on the last day of the Commitment Period (or, if the last day of the Commitment Period is not a Business Day, on the first preceding Business Day).

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time and any successor statute or statutes, together with all rules and regulations promulgated with respect thereto.

“Investment” means any investment, made directly or indirectly, in any Person, whether by purchase or acquisition of Equity, Indebtedness or other obligations or securities or by extension of credit, loan, advance, capital contribution or otherwise and whether made in cash, by the transfer of property, or by any other means.

“Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof. Any reference to a Law includes any amendment or modification to such Law, and all regulations, rulings, and other Laws promulgated under such Law.

“LC Application” means any application for a Letter of Credit hereafter made by Borrower to LC Issuer.

“LC Conditions” has the meaning given to such term in Section 2.9.

“LC Issuer” means Wells Fargo Bank, N.A. in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity. Administrative Agent may, with the consent of Borrower and the Lender in question, appoint any Lender hereunder as an LC Issuer in place of or in addition to Wells Fargo Bank, N.A.

“LC Obligations” means, at the time in question, the sum of all Matured LC Obligations plus the maximum amounts that LC Issuer might then or thereafter be called upon to advance under all Letters of Credit then outstanding.

“LC Sublimit” means $5,000,000.

“Lender Counterparty” means any Lender or any Affiliate of any Lender that is a party to a Hedging Contract with any Restricted Person. If a Person ceases to be a Lender or an Affiliate of a Lender but remains a party to such Hedging Contract, such Person shall nonetheless remain a Lender Counterparty, but only with respect to transactions entered into thereunder during or prior to the time such Person was a Lender or an Affiliate of a Lender.

“Lender Hedging Obligation” means any obligation of any Restricted Person arising from time to time under any Hedging Contract heretofore, presently or hereafter entered into with a Lender Counterparty; provided that if any Person that was a Lender Counterparty ceases to be a Lender or an Affiliate of a Lender, the Lender Hedging Obligations shall only include such obligations to the extent arising from transactions entered into during or prior to the time such Person was a Lender or an Affiliate of a Lender and shall not include any obligations arising from any transaction entered into after such Person ceases to be a Lender or an Affiliate of a Lender.

“Lender Parties” means Administrative Agent, LC Issuer, Swing Line Lender, and all Lenders.

“Lenders” means each signatory hereto (other than Borrower and any Restricted Person that is a party hereto), including Wells Fargo Bank, N.A. in its capacity as a Lender and as Swing Line Lender hereunder rather than as Administrative Agent or LC Issuer, and the successors of each such party as a Lender hereunder pursuant to Section 10.5.

“Lenders Schedule” means Schedule 1 hereto.

“Letter of Credit” means any standby letter of credit issued by LC Issuer hereunder at the application of Borrower.

“Letter of Credit Fee Rate” means, on any date, the rate per annum set forth in the definition of “Applicable Margin”.

“Letter of Credit Termination Date” means the date that is 7 days prior to the Maturity Date or, if such day is not a Business Day, the next preceding Business Day.

“Liabilities” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to IFRS.

“Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor that provides for the payment of such Liabilities out of such property or assets or that allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset that arises without agreement in the ordinary course of business. “Lien” also means any filed financing statement, any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action that would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Letters of Credit, the LC Applications, the Fee Letter, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 of this Agreement, and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).

“Loans” means the Revolving Loans and the Swing Line Loans.

“Majority Lenders” means, as of any date of determination, at least two (if more than one Lender) Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of LC Issuer to issue or extend Letters of Credit have been terminated pursuant to Section 8.1, at least two (if more than one Lender) Lenders holding in the aggregate more than 50% of the Facility Usage (with the aggregate amount of each Lender’s risk participation and funded participation in LC Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Facility Usage held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Material Adverse Change” means (a) a material and adverse change in (i) the Credit Parties’ business, assets, properties, liabilities (actual or contingent), operations or financial condition, considered as a whole, (ii) Borrower’s ability to timely pay the Obligations or any Restricted Person’s ability to perform its obligations under any Loan Document to which it is a party, (b) a material impairment of the rights and remedies of Administrative Agent or any Lender Party under any Loan Document, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Restricted Person of any Loan Document to which it is a party.

“Material Contracts” means any contract or other arrangement to which any Restricted Person is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to cause a Material Adverse Change, provided that contracts and oil and gas leases that are specifically listed on an Exhibit or Schedule to any Security Document shall not be deemed to be Material Contracts for purposes of this definition.

“Matured LC Obligations” means all amounts paid by LC Issuer on drafts or demands for payment drawn or made under or purported to be drawn on or made under any Letter of Credit and all other amounts due and owing to LC Issuer under any LC Application for any Letter of

Credit, to the extent the same have not been repaid to LC Issuer (with the proceeds of Loans or otherwise).

“Maturity Date” means December 28, 2017.

“Maximum Credit Amount” means the amount of $300,000,000.

“Minimum Collateral Amount” means Oil and Gas Properties to which are attributable, 80% of the Present Value of the Proved Reserves attributable to all of the Borrowing Base Properties.

“Moody’s” means Moody’s Investors Service, Inc., or its successor.

“Multiemployer Plan” means any plan described in Section 4001(a)(3) of ERISA.

“Non-Consenting Lender” means any Lender that does not approve (a) any Borrowing Base increase that has been approved by Required Lenders or (b) any other consent, waiver, or amendment that requires the approval of all affected Lenders and has been approved by Majority Lenders.

“Note” means a promissory note made by Borrower in favor of a Lender or its registered assigns evidencing Revolving Loans or Swing Line Loans, as the case may be, made by such Lender, substantially in the form of Exhibit A.

“Obligations” means all Liabilities from time to time owing by any Restricted Person to any Lender Party under or pursuant to any of the Loan Documents, including all LC Obligations. “Obligation” means any part of the Obligations.

“Oil and Gas Properties” means all oil, gas and/or mineral leases, oil, gas or mineral properties, mineral servitudes and/or mineral rights of any kind (including mineral fee interests, lease interests, farmout interests, overriding royalty and royalty interests, net profits interests, oil payment interests, production payment interests and other types of mineral interests), and all oil and gas gathering, treating, storage, processing and handling assets.

“One-Month Eurodollar Rate” means, for any day for any Base Rate Loan within a Borrowing, (a) the interest rate per annum (carried out to the fifth decimal place) equal to the applicable London interbank offered rate for deposits in the requested currency appearing on the Reuters Reference LIBORO 1 page for such currency as of 11:00 a.m. (London time) on such day with a term equivalent to one month, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried out to the fifth decimal place) equal to the rate determined by Administrative Agent to be the offered rate on Page BBAM of the Bloomberg Financial Market Information Service as of 11:00 a.m. (London time) on such day with a term equivalent to one month, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by Administrative Agent using another comparable publicly available service for displaying London interbank offered rates for deposits of U.S. Dollars with a term equivalent to one month.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and limited liability company agreement or operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.7).

“Parent” means Sundance Energy Australia Limited (ACN 112 202 883), a limited company organized and existing under the laws of South Australia.

“Parent Guaranty” means the Guaranty of even date herewith made by Parent in favor of Administrative Agent for the benefit of beneficiaries named therein, as from time to time supplemented, amended and restated and all guaranties given in substitution therefore or in replacement thereof.

“Participant” has the meaning given to such term in Section 10.5(d).

“Participant Register” has the meaning given to such term in Section 10.5(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56), which was signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Investments” means

(a)           Cash Equivalents;

(b)                                 existing Investments described in the Disclosure Schedule;

(c)                                  Investments consisting of Hedge Contracts permitted under Section 7.3;

(d)             normal and prudent extensions of credit by Restricted Persons to their customers for buying goods and services in the ordinary course of business or to another Restricted Person in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner;

(e)              extensions of credit among Borrower and its Subsidiaries that are Guarantors that are subordinated to the Obligations upon terms and conditions satisfactory to Majority Lenders and Administrative Agent in their discretion;

(f)              Core Acquisitions and Investments that are made when no Default has occurred and is continuing or will occur as a result thereof;

(g)              Investments of the type described in clause (ii) of the definition of Core Acquisitions and Investments that are made when a Restricted Person acquires less than 51% of the Equity in the applicable Person and no Default has occurred and is continuing or will occur as a result of such acquisition, which Investments do not exceed $5,000,000 in the aggregate during any Fiscal Year; and

(h)             Investments not described in subsections (a) through (g) above that do not (taking into account all Investments of all Restricted Persons) exceed an aggregate amount of $5,000,000 during any Fiscal Year.

“Permitted Liens” means:

(a)              statutory Liens for taxes, assessments or other governmental charges or levies that are not yet delinquent or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with IFRS;

(b)              landlords’, operators’, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’ s, or other like Liens that do not secure Indebtedness, in each case only to the extent arising in the ordinary course of business and only to the extent securing obligations that are not delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with IFRS;

(c)              minor defects and irregularities in title to any property, so long as such defects and irregularities neither secure Indebtedness nor materially impair the value of such property or the use of such property for the purposes for which such property is held;

(d)              deposits of cash, letters of credit, or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature (excluding appeal bonds) incurred in the ordinary course of business and not constituting Indebtedness;

(e)              Liens under the Security Documents;

(f)               with respect only to property subject to any particular Security Document, additional Liens burdening such property that are expressly allowed by such Security Document;

(g)              easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property of any Restricted Person for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure Indebtedness and that do not materially interfere with the future development of such property or with cash flow from such property as reflected in the most recent Engineering Report;

(h)              judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired no action to enforce such Lien has been commenced, and such Liens are covered by a bond or insurance reasonably acceptable to Administrative Agent;

(i)               pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislations;

G)               Liens under joint operating agreements, pooling or unitization agreements or similar contractual arrangements arising in the ordinary course of the business of any Restricted Person to secure amounts owing under such agreements and contracts, which amounts are not more than 90 days past due or are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with IFRS;

(k)              encumbrances consisting of deed restrictions, zoning restrictions, easements, governmental or environmental permitting and operation restrictions, the exercise by Governmental Authorities or third parties of eminent domain or condemnation rights, or any other similar restrictions on the use of the Oil and Gas Properties, none of which materially impairs the use of such property by Borrower or any Subsidiary in the operation of its business, and none of which is or shall be violated in any material respect by existing proposed operations;

(1)              (i) Liens securing Indebtedness permitted under Section 7.l (d) and which (A) secure Capital Lease Obligations, or (B) fixed or capital assets acquired, constructed or improved by Borrower or its Subsidiaries; provided, that, with respect to Liens permitted under this clause (B) (1) such Liens and the Indebtedness secured thereby are incurred substantially simultaneously with the acquisition, construction or improvement of such fixed or capital assets or within 180 days thereafter, (2) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements and proceeds thereof and accession thereto, and (3) the amount of Indebtedness secured thereby is not more than 100% of the purchase price, and (ii) Liens in the nature of precautionary financing statements filed against leased property by the applicable lessors thereof;

(m)             all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments that do not constitute Indebtedness, reversionary interests and other burdens on or deductions from the proceeds of production with respect to each Oil and Gas Property (in each case) that do not operate to reduce the net revenue interest for such Oil and Gas Property (if any) as reflected in any Security Document or Engineering Report or increase the working interest for such Oil and Gas Property (if any) as reflected in any Security Document or Engineering Report without a corresponding increase in the corresponding net revenue interest; and

(n)               Liens that secure the Second Lien Facility, provided that (i) the property covered by such Liens is also subject to Liens securing the Secured Obligations and (ii) the Liens securing the Second Lien Facility have been subordinated to the Liens securing the Secured Obligations on terms acceptable to Administrative Agent and Majority Lenders.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) established by a Restricted Person and any ERISA Plan.

“Platform” has the meaning given to such term in Section 10.3(d).

“Present Value” of any Oil and Gas Property means the present value of the future net revenues attributed to such property in the most recent Engineering Report using a discount rate of 10% per annum.

“Projected Oil and Gas Production” means the projected production of oil, natural gas, or natural gas liquids (measured by volume unit or BTU equivalent, not sales price) for the term of the contracts or a particular month, as applicable, from reserves that are at the time in question, Proved Developed Producing Reserves attributable to Oil and Gas Properties owned by the Restricted Persons that are located in the United States, as such production is projected in the Engineering Report most recently delivered, after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and after adding projected production from any properties or interests that had not been reflected in such report but that are reflected in a separate or supplemental report meeting the requirements of Section 6.2(f) or (g) and otherwise are satisfactory to Administrative Agent.

“Proved Reserves” means “Proved Reserves” as defined in the Petroleum Resources Management System as in effect at the time in question (in this definition, the “PRMS”) prepared by the Oil and Gas Reserves Committee of the Society of Petroleum Engineers and reviewed and jointly sponsored by the World Petroleum Council, the American Association of Petroleum Geologists and the Society of Petroleum Evaluation Engineers (or any generally recognized successor organizations). “Proved Developed Producing Reserves” means Proved Reserves that are categorized as “Developed Producing Reserves” in the PRMS, “Proved Developed Nonproducing Reserves” means Proved Reserves that are categorized as “Developed Nonproducing Reserves” in the PRMS, and “Proved Undeveloped Reserves” means Proved Reserves that are categorized as “Undeveloped Reserves” in the PRMS.

“Recipient” means (a) Administrative Agent, (b) any Lender, and (c) any LC Issuer, as applicable.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Required Lenders” means, as of any date of determination, at least two (if two or more Lenders) Lenders having at least 66-2/3% of the Aggregate Commitment or, if the commitment of each Lender to make Loans and the obligation of LC Issuer to issue or extend Letters of Credit have been terminated pursuant to Section 8.1, at least two (if more than one Lender) Lenders holding in the aggregate at least 66-2/3% of the Facility Usage (with the aggregate amount of each Lender’s risk participation and funded participation in LC Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Facility Usage held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserve Requirement” means, at any time, the maximum rate at which reserves (including any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities that includes deposits by reference to which the Adjusted Eurodollar Rate is to be determined, or (b) any category of extensions of credit or other assets that includes Eurodollar Loans.

“Responsible Officer” means, with respect to Borrower, the Chief Executive Officer, President or Chief Financial Officer of Borrower, and with respect to any other Restricted Person, if such Restricted Person is a corporation, the President or Chief Financial Officer of such Restricted Person, if such Restricted Person is a limited liability company, a Manager or officer of such Restricted Person, as applicable, and if such Restricted Person is a limited partnership, the applicable officer of the General Partner of such limited partnership.

“Restricted Person” means any of Borrower and each Subsidiary of Borrower.

“Revolving Loans” has the meaning given to such term in Section 2.1.

“Revolving Note” has the meaning given to such term in Section 2.1.

“S & P” means Standard & Poor’s Ratings Services (a division of The McGraw Hill Companies), or its successor.

“Scheduled Determination” means each determination of the Borrowing Base that is not a Special Determination.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Facility” means that certain second lien term loan facility provided to Borrower by Wells Fargo Energy Capital, Inc., as agent, which is subject to an intercreditor agreement acceptable to Administrative Agent and Majority Lenders.

“Secured Obligations” means all Obligations, Cash Management Obligations, and Lender Hedging Obligations.

“Security Documents” means all security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements, subordination agreements, intercreditor agreements, and other agreements or instruments now, heretofore, or hereafter delivered by any Restricted Person to Administrative Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Secured Obligations or the performance of any Restricted Person’s other duties and obligations under the Loan Documents.

“Security Schedule” means Schedule 3 hereto.

“Special Determinations” has the meaning given to such term in Section 2.8(d).

“Staff Engineers” means petroleum engineers who are employees of Borrower or of a staffing company that provides its employees to Borrower.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization that is directly or indirectly (through one or more intermediaries) controlled by or owned 50% or more by such Person, provided that associations, joint ventures or other relationships (a) that are established pursuant to a standard form operating agreement or similar agreement or that are partnerships for purposes of federal income taxation only, (b) that are not corporations or partnerships (or subject to the Uniform Partnership Act) under applicable state Law, and (c) whose businesses are limited to the exploration, development and operation of oil, gas or mineral properties and interests owned directly by the parties in such associations, joint ventures or relationships, shall not be deemed to be “Subsidiaries” of such Person.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.18.

“Swing Line Borrowing Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.l8(b), which, if in writing, shall be substantially in the form of Exhibit B-2.

“Swing Line Lender” means Wells Fargo Bank, N.A. in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loans” has the meaning specified in Section 2.18(a).

“Swing Line Sublimit” means $10,000,000. The Swing Line Sublimit is part of, and not in addition to, the Revolving Loan facility.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Section 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(c) of ERISA other than such a reportable event for which the 30-day notice requirement has been waived, or (b) the withdrawal by any ERISA Affiliate from an ERISA Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the PBGC under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan, or (f) any failure by any ERISA Plan to satisfy the ERISA Plan Funding Rules, whether or not waived, or (g) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any ERISA Plan, the failure to make by its due date a required installment under Section 4300) of the Internal Revenue Code with respect to any ERISA Plan, or (h) a determination that any ERISA Plan is, or is expected to be, an at-risk plan (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA) and the funding target attainment percentage (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA) for such plan is, or is expected to be, less than 60 percent, or (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any ERISA Affiliate.

“Threshold Amount” means $2,000,000.

“Type” means, with respect to any Loans, the characterization of such Loans as either Base Rate Loans or Eurodollar Loans.

“UCC” means the Uniform Commercial Code in effect in the State of Colorado from time to time.

“United States” and “U.S.” mean the United States of America.

“Unused Availability” means, at any time of determination, an amount equal to (a) the lesser of (i) the Aggregate Commitment and (ii) the Borrowing Base, minus (b) the Facility Usage.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the Facility Usage on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Withholding Agent” means Borrower and Administrative Agent.

Section 1.2. Exhibits and Schedules; Additional Definitions. All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes. Reference is hereby made to the Security Schedule for the meaning of certain terms defined therein and used but not defined herein, which definitions are incorporated herein by reference.

Section 1.3. Terms Generally; References and Titles. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to a Person’s “discretion” means its sole and absolute discretion. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof ‘ and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any Law herein shall, unless otherwise specified, refer to such Law, as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. References to any document, instrument, or agreement

(a) shall include all exhibits, schedules, and other attachments thereto, and (b) shall include all documents, instruments, or agreements issued or executed in replacement thereof. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word “or” is not exclusive. Accounting terms have the meanings assigned to them by IFRS, as applied by the accounting entity to which they refer. References to “days” shall mean calendar days, unless the term “Business Day” is used.

Section 1.4. Calculations and Determinations. All calculations under the Loan Documents of interest chargeable with respect to Eurodollar Loans and of fees shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days. All other calculations of interest made under the Loan Documents shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 365 or 366 days, as appropriate. Each determination by a Lender Party of amounts to be paid under Article III or any other matters that are to be determined hereunder by a Lender Party (such as any Eurodollar Rate, Adjusted Eurodollar Rate, Business Day, Interest Period, or Reserve Requirement) shall, in the absence of manifest error, be conclusive and binding. Unless otherwise expressly provided herein or unless Majority Lenders otherwise consent all financial statements and reports furnished to any Lender Party hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with IFRS. Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under ASC Topic 825 (or similar provisions of IFRS or any other similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

Section 1.5. Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.6. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Mountain time (daylight or standard, as applicable).

Section 1.7. Joint Preparation; Construction of Indemnities and Releases. This Agreement and the other Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and no rule of construction shall apply hereto or thereto that would require or allow any Loan Document to be construed against any party because of its role in drafting such Loan Document. All indemnification and release provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.

ARTICLE II - The Loans and Letters of Credit

Section 2.1. Commitments to Lend; Notes. Subject to the terms and conditions hereof, each Lender agrees to make loans to Borrower (herein called such Lender’s “Revolving Loans”) upon Borrower’s request from time to time during the Commitment Period, provided that (a) subject to Sections 3.3, 3.4 and 3.6, Loans of the same Type shall be made by Lenders in accordance with their respective Applicable Percentages and as part of the same Borrowing, and (b) after giving effect to such Revolving Loans, the Facility Usage does not exceed the lesser of the Borrowing Base or the Aggregate Commitment then in effect. The aggregate amount of all Revolving Loans (other than Revolving Loans made pursuant to Section 2.1 l (b)) in any Borrowing must be greater than or equal to (a) in the case of Eurodollar Loans, $1,000,000 or any higher integral multiple of $100,000, (b) in the case of Base Rate Loans, $500,000 or any higher integral multiple of $100,000, or (c) must equal the remaining Unused Availability. Borrower may have no more than 5 Borrowings of Eurodollar Loans outstanding at any time. Interest on each Loan shall accrue and be due and payable as provided herein. Each Loan shall be due and payable as provided herein, and shall be due and payable in full on the Maturity Date. Subject to the terms and conditions hereof, Borrower may borrow, repay, and reborrow hereunder. The obligation of Borrower to repay to each Lender the aggregate amount of all Loans made by such Lender, together with interest accruing in connection therewith, shall be evidenced by a single promissory note (herein called such Lender’s “Revolving Note”) made by Borrower payable to such Lender or its registered assigns in the form of Exhibit A with appropriate insertions. The amount of principal owing on any Lender’s Revolving Note at any given time shall be the aggregate amount of all Loans theretofore made by such Lender minus all payments of principal theretofore received by such Lender on such Revolving Note.

Section 2.2. Requests for New Revolving Loans. Borrower must give to Administrative Agent written or electronic notice of any requested Borrowing of new

Revolving Loans to be advanced by Lenders. Each such notice constitutes a “Borrowing Notice” hereunder and must:

(a)              specify (i) the aggregate amount of any such Borrowing of new Base Rate Loans and the date on which such Base Rate Loans are to be advanced, or (ii) the aggregate amount of any such Borrowing of new Eurodollar Loans, the date on which such Eurodollar Loans are to be advanced (which date shall be the first day of the Interest Period that is to apply thereto), and the length of the applicable Interest Period; and

(b)             be received by Administrative Agent not later than 10:00 a.m. on (i) the day on which any such Base Rate Loans are to be made, or (ii) the 3rd Business Day preceding the day on which any such Eurodollar Loans are to be made.

Each such written request or confirmation must be made in the form and substance of the “Borrowing Notice” attached hereto as Exhibit B-1, duly completed. Each such request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters that are required to be set out in such written confirmation. Upon receipt of any such Borrowing Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof. If all conditions precedent to such new Revolving Loans have been met, each Lender will on the date requested promptly remit to Administrative Agent at Administrative Agent’s office in Denver, Colorado the amount of such Lender’s new Revolving Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Revolving Loans have been neither met nor waived as provided herein, Administrative Agent shall promptly make such Revolving Loans available to Borrower. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may in its discretion assume that such Lender has made such share available on such date in accordance with this Section 2.2 and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

Section 2.3. Continuations and Conversions of Existing Loans. Borrower may make the following elections with respect to Loans already outstanding: to convert Base Rate Loans to Eurodollar Loans, to convert Eurodollar Loans to Base Rate Loans on the last day of the Interest Period applicable thereto, and to continue Eurodollar Loans beyond the expiration of such

Interest Period by designating a new Interest Period to take effect at the time of such expiration. In making such elections, Borrower may combine existing Loans made pursuant to separate Borrowings into one new Borrowing or divide existing Loans made pursuant to one Borrowing into separate new Borrowings, provided that Borrower may have no more than 5 Borrowings of Eurodollar Loans outstanding at any time. To make any such election, Borrower must give to Administrative Agent written or electronic notice of any such Conversion or Continuation of existing Loans, with a separate notice given for each new Borrowing. Each such notice constitutes a “Continuation/Conversion Notice” hereunder and must:

(a)             specify the existing Loans that are to be Continued or Converted;

(b)             specify (i) the aggregate amount of any Borrowing of Base Rate Loans into which such existing Loans are to be continued or converted and the date on which such Continuation or Conversion is to occur, or (ii) the aggregate amount of any Borrowing of Eurodollar Loans into which such existing Loans are to be continued or converted, the date on which such Continuation or Conversion is to occur (which date shall be the first day of the Interest Period that is to apply to such Eurodollar Loans), and the length of the applicable Interest Period; and

(c)              be received by Administrative Agent not later than 10:00 a.m. on (i) the day on which any such Continuation or Conversion to Base Rate Loans is to occur, or (ii) the 3rd Business Day preceding the day on which any such Continuation or Conversion to Eurodollar Loans is to occur.

Each such written request or confirmation must be made in the form and substance of the “Continuation/Conversion Notice” attached hereto as Exhibit C, duly completed. Each such request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters that are required to be set out in such written confirmation. Upon receipt of any such Continuation/Conversion Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof. Each Continuation/Conversion Notice shall be irrevocable and binding on Borrower. During the continuance of any Default, Borrower may not make any election to convert existing Loans into Eurodollar Loans or continue existing Loans as Eurodollar Loans. If (due to the existence of a Default or for any other reason) Borrower fails to timely and properly give any Continuation/Conversion Notice with respect to a Borrowing of existing Eurodollar Loans at least 3 Business Days prior to the end of the Interest Period applicable thereto, such Eurodollar Loans shall automatically be converted into Base Rate Loans at the end of such Interest Period. No new funds shall be repaid by Borrower or advanced by any Lender in connection with any Continuation or Conversion of existing Loans pursuant to this section, and no such Continuation or Conversion shall be deemed to be a new advance of funds for any purpose; such Continuations and Conversions merely constitute a change in the interest rate applicable to already outstanding Loans.

Section 2.4. Use of Proceeds. Borrower shall use all Loans to refinance the Existing Indebtedness, to finance capital expenditures, to refinance Matured LC Obligations, and provide working capital for its operations and for other general business purposes. Borrower shall use all Letters of Credit for its general corporate purposes, including acquisitions permitted hereby. In no event shall the funds from any Loan or any Letter of Credit be used directly or indirectly by any Person for personal, family, household or agricultural purposes or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” (as such term is defined in Regulation U) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock. Borrower represents and warrants that Borrower is not engaged principally, or as one of Borrower’s important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock.

Section 2.5. Interest Rates and Fees; Payment Dates.

(a)              Interest Rates. Subject to subsection (b) below, (i) each Base Rate Loan shall bear interest on each day outstanding at the Adjusted Base Rate in effect on such day, and (ii) each Eurodollar Loan shall bear interest on each day during the related Interest Period at the related Adjusted Eurodollar Rate in effect on such day.

(b)              Default Rate. If an Event of Default shall have occurred and be continuing under Section 8.1(a), (b), G)(i), G)(ii), or G)(iii), all outstanding Loans shall bear interest at the applicable Default Rate. In addition, if an Event of Default shall have occurred and be continuing (other than under Section 8.l(a), (b), G)(i), G)(ii), or G)(iii)), Majority Lenders (or Administrative Agent at the direction of Majority Lenders) may, by notice to Borrower, elect to have the outstanding Loans bear interest at the applicable Default Rate, whereupon such Loans shall bear interest at the applicable Default Rate until the earlier of (i) the first date thereafter upon which there shall be no Event of Default continuing and (ii) the date upon which Majority Lenders shall have rescinded such notice.

(c)              Commitment Fees. In consideration of each Lender’s commitment to make Loans, Borrower will pay to Administrative Agent for the account of each Lender a commitment fee determined on a daily basis by applying the Commitment Fee Rate to such Lender’s Applicable Percentage of the Unused Borrowing Base determined at the end of each day during the Commitment Period. For the avoidance of doubt, the outstanding principal amount of Swing Line Loans shall not be counted towards or considered as Facility Usage of the Aggregate Commitment for purposes of determining such commitment fee, however the outstanding principal amount of Swing Line Loans for any Lender that is also a Swing Line Lender shall be counted towards and considered as Facility Usage for purposes of determining such Lender’s commitment fee. This commitment fee shall be due and payable in arrears on the last day of each Fiscal Quarter and at the end of the Commitment Period.

(d)              Fee Letter. In addition to all other amounts due under the Loan Documents, Borrower will pay fees to Administrative Agent as described in the Fee Letter.

(e)              Payment Dates. On each Interest Payment Date relating to Base Rate Loans, Borrower shall pay to Lenders all unpaid interest that has accrued on the Base Rate Loans to but not including such Interest Payment Date. On each Interest Payment Date relating to a Eurodollar Loan, Borrower shall pay to Lenders all unpaid interest that has accrued on such Eurodollar Loan to but not including such Interest Payment Date.

Section 2.6. Optional Prepayments. Borrower may, from time to time and without premium or penalty prepay the Loans, in whole or in part, upon prior written notice to Administrative Agent, provided that (a) such notice must be received by Administrative Agent not later than 10:00 a.m. (i) on the Business Day preceding the day on which any Base Rate Loan is to be prepaid and (ii) on the 3rd Business Day preceding the day on which any Eurodollar Loan is to be prepaid, (b) the aggregate amounts of all partial prepayments of principal on the Loans equals $1,000,000 or any higher integral multiple of $100,000 (or at least $100,000 with respect to Swing Line Loans or, if less, the outstanding principal balance of the Swing Line Loans), and (c) if Borrower prepays any Eurodollar Loan on any day other than the last day of the Interest Period applicable thereto, it shall pay to Lenders any amounts due under Section 3.4. Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

Section 2.7. Mandatory Prepayments.

(a)             If at any time the Facility Usage exceeds the Aggregate Commitment (whether due to a reduction in the Aggregate Commitment in accordance with this Agreement, or otherwise), Borrower shall immediately upon demand prepay the principal of the Loans (and after all Loans are repaid in full, Cash Collateralize the LC Obligations in accordance with Section 2.16) in an amount at least equal to such excess.

(b)             If at any time the Facility Usage is less than the Aggregate Commitment but in excess of the Borrowing Base (such excess being herein called a “Borrowing Base Deficiency”), Borrower shall, except with respect to a Borrowing Base adjustment pursuant to Section 2.8(e), within 5 Business Days after Administrative Agent gives notice of such fact to Borrower, either:

(i)               give notice to Administrative Agent electing to prepay the principal of the Loans (and, if the Facility Usage exceeds the Borrowing Base after all Loans are repaid in full, Cash Collateralize the LC Obligations in accordance with Section 2.16) in an aggregate amount sufficient to eliminate such Borrowing Base Deficiency (or, if the Facility Usage exceeds the Borrowing Base after the Loans have been paid in full, Cash Collateralize the LC Obligations in accordance with Section 2.16), such prepayment to be made in full on or before the 30th day after such notice by Administrative Agent to Borrower of such Borrowing Base Deficiency;

(ii)              give notice to Administrative Agent electing to prepay the principal of the Loans (and, if the Facility Usage exceeds the Borrowing Base after all Loans are repaid in full, Cash Collateralize the LC Obligations in accordance with Section 2.16) in up to 6 monthly installments in an aggregate amount at least equal to such Borrowing Base Deficiency, with each such installment equal to or in excess of one-sixth of such Borrowing Base Deficiency, and with the first such installment to be paid within 30 days after the giving of such notice by Administrative Agent to Borrower of such Borrowing Base Deficiency and the subsequent installments to be due and payable at one month intervals thereafter until such Borrowing Base Deficiency has been eliminated; provided, however, (x) Borrower shall have demonstrated to the satisfaction of Administrative Agent on or before the date of the first such payment that Borrower has sufficient available monthly cash from its Projected Oil and Gas Production to make such payments and (y) Borrower shall pay such Borrowing Base Deficiency in full on or before the next Determination Date (if the new Borrowing Base determined on such Determination Date is less than the amount of the Borrowing Base that gave rise to such Borrowing Base Deficiency); or

(iii)            give notice to Administrative Agent that Borrower desires to provide (or cause to be provided by other Restricted Persons) Administrative Agent with deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other security documents in form and substance similar to the Security Documents previously delivered to Administrative Agent (with any changes required to conform to changes in Law or changes in the type of collateral covered thereby), and otherwise satisfactory to Administrative Agent, granting, confirming, and perfecting first and prior liens or security interests in collateral acceptable to all Lenders subject to no liens other than Permitted Liens, to the extent needed to allow all Lenders to increase the Borrowing Base (as they in their reasonable discretion deem consistent with prudent oil and gas banking industry lending standards at the time) to an amount that eliminates such Borrowing Base Deficiency, and such Security Documents shall be executed and delivered to Administrative Agent within 30 days after Administrative Agent confirms to Borrower what collateral shall be required. If, prior to any such specification by Administrative Agent, Majority Lenders determine that the giving of such Security Documents will not serve to eliminate such Borrowing Base Deficiency, then, within 5 Business Days after receiving notice of such determination from Administrative Agent, Borrower will elect to make, and thereafter make, the prepayments specified in either of the preceding subsections (i) or (ii) of this subsection (b).

(c)              On the effective day of a Borrowing Base adjustment pursuant to Section 2.8(e), Borrower shall prepay the principal of the Loans (and, if the Facility Usage exceeds the Borrowing Base after all Loans are repaid in full, Cash Collateralize the LC Obligations in accordance with Section 2.16) in an amount, if any, required to eliminate any Borrowing Base Deficiency existing after giving effect to such Borrowing Base adjustment.

(d)              Each prepayment of principal under this Section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this Section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

Section 2.8. Borrowing Base.

(a)              During the period from the date hereof to the first Determination Date the Borrowing Base shall be $30,000,000 (the “Initial Borrowing Base”).

(b)              By March 15 and September 15 of each year beginning March 15, 2013, Borrower shall furnish to Administrative Agent all information, reports and data that Administrative Agent has then requested concerning Restricted Persons’ businesses and properties (including their Oil and Gas Properties and interests and the reserves and production relating thereto), together with, as applicable, the Engineering Report as of January 1 of such year described in Section 6.2(f) or as of July 1 of such year described in Section 6.2(g). Within 15 days after receiving such information, reports and data, or as promptly thereafter as practicable, Administrative Agent shall determine the amount of a proposed Borrowing Base; and Administrative Agent shall then deliver to each Lender such proposed Borrowing Base. Within 15 days after the Lenders’ receipt of such proposed Borrowing Base, or as promptly thereafter as practicable, Required Lenders shall agree on an amount for the Borrowing Base (provided that all Lenders must agree on any increase in the Borrowing Base), which Borrowing Base need not be equal to such proposed Borrowing Base. Required Lenders shall determine the amount of the Borrowing Base based upon the loan collateral value that they in their discretion assign to the discounted net present value of the various Oil and Gas Properties of Restricted Persons included in the Collateral at the time in question and based upon such other credit factors (including the assets, liabilities, cash flow, hedged and unhedged exposure to price, foreign exchange rate, and interest rate changes, business, properties, prospects, management and ownership of Restricted Persons) as they in their discretion deem significant. If Required Lenders (or all Lenders in the case of an increase in the Borrowing Base) have not approved the Borrowing Base within the 15 day period after their receipt of such proposed Borrowing Base, Administrative Agent shall poll Lenders to ascertain the highest Borrowing Base then acceptable to a number of Lenders sufficient to constitute Required Lenders (or all Lenders in the case of an increase in the Borrowing Base) and such amount shall then become the Borrowing Base. Administrative Agent shall by notice to Borrower designate such amount as the new Borrowing Base available to Borrower hereunder, which designation shall take effect immediately on the date such notice is sent (herein called a “Determination Date”) and shall remain in effect until but not including the next date as of which the Borrowing Base is redetermined. IT IS EXPRESSLY UNDERSTOOD THAT LENDERS AND ADMINISTRATIVE AGENT HAVE NO OBLIGATION TO AGREE UPON OR DESIGNATE THE BORROWING BASE AT ANY PARTICULAR AMOUNT, WHETHER IN RELATION TO THE MAXIMUM CREDIT AMOUNT OR OTHERWISE, AND THAT LENDERS’ COMMITMENTS TO ADVANCE FUNDS HEREUNDER IS DETERMINED BY REFERENCE TO THE BORROWING BASE FROM TIME TO TIME IN EFFECT, WHICH BORROWING BASE SHALL BE USED FOR CALCULATING COMMITMENT FEES UNDER SECTION 2.5 AND, TO THE EXTENT PERMITTED BY LAW AND REGULATORY AUTHORITIES, FOR THE PURPOSES OF CAPITAL ADEQUACY DETERMINATION AND REIMBURSEMENTS UNDER SECTION 3.2.

(c)              If Borrower does not furnish all such information, reports and data by the date specified in the first sentence of subsection (a) of this section, Administrative Agent may nonetheless determine the Borrowing Base at any amount that Required Lenders determine and may redetermine the Borrowing Base from time to time thereafter (provided that all Lenders must agree to any increase in the Borrowing Base) until each Lender receives all such information, reports and data, whereupon Required Lenders (or all Lenders, as applicable) shall designate a new Borrowing Base as described above.

(d)              In addition to the redeterminations of the Borrowing Base pursuant to subsections (a) and (b) of this section, Borrower and Administrative Agent (or Administrative Agent at the request of Required Lenders) may each request additional determinations (“Special Determinations” ) of the Borrowing Base from time to time; provided, that no such Person may request more than 1 Special Determination between Scheduled Determinations. In the event Administrative Agent (or Administrative Agent at the request of Required Lenders) requests such a Special Determination, Administrative Agent shall promptly deliver notice of such request to Borrower and Borrower shall, within 30 days following the date of such request, deliver to Lenders an Engineering Report as of the last day of the calendar month preceding the date of such request prepared by Staff Engineers (or prepared by Independent Engineers) and such other information that Administrative Agent shall have requested. In the event Borrower requests a Special Determination, Borrower shall deliver written notice of such request to Lenders that includes (i) an Engineering Report prepared by Staff Engineers as of a date not more than 30 days prior to the date of such request (or, in the case of a request made on the 31st day of any calendar month, 31 days), and (ii) such other information requested by Administrative Agent. Upon receipt of such Engineering Report and other information, Administrative Agent shall, subject to approval of Required Lenders, or all Lenders in the event of a proposed increase in the Borrowing Base, redetermine the Borrowing Base in accordance with the procedure set forth in subsection (a) of this section, which Borrowing Base shall become effective on the Determination Date (or as soon thereafter as Administrative Agent and Required Lenders, or all Lenders in the event of a proposed increase in the Borrowing Base, approve such Borrowing Base and provide notice thereof to Borrower).

(e)           Not less than fifteen (15) days prior to any Disposition of Restricted Persons’ Oil and Gas Properties (other than pursuant to Section 7.5(b)) or Hedging Contracts, Borrower shall furnish to Administrative Agent information on such Disposition. If Administrative Agent or Borrower determine that such Disposition would result in the aggregate Disposition of Restricted Persons’ Oil and Gas Properties or Hedging Contracts since the most recent redetermination of the Borrowing Base equal to an amount greater than 5% of the Borrowing Base then in effect, Borrower shall furnish to Administrative Agent all information, reports and data that Administrative Agent has then requested concerning such sales and Oil and Gas Properties, including the interests and the reserves and production relating thereto and information regarding such Hedging Contracts, and shall furnish to Administrative Agent all information, reports and data which Administrative Agent has then requested concerning Restricted Persons’ businesses and properties which are not being Disposed of, including their Oil and Gas Properties and interests and the reserves and production relating thereto and the remaining Hedging Contracts. Administrative Agent shall propose a Borrowing Base, subject to the agreement of all Lenders under the standards provided in subsection (b) above and taking into account the proposed Disposition of Restricted Persons’ properties or Hedging Contracts. If each Lender is satisfied that the proceeds of the Disposition of the properties and such Hedging Contract close out, net of out-of-pocket costs and expenses, will be sufficient to pay any Borrowing Base Deficiency resulting from the proposed redetermination of the Borrowing Base, then (x) Restricted Persons may Dispose of such Oil and Gas Properties and, if applicable, such Hedging Contract, (y) the new Borrowing Base shall be designated as provided herein, and (z) Borrower shall pay the Borrowing Base Deficiency resulting from the redetermination of the Borrowing Base pursuant hereto on the day of such Disposition.

Section 2.9. Letters of Credit. Subject to the terms and conditions hereof, Borrower may at any time during the Commitment Period request LC Issuer to issue, increase the amount of or otherwise amend or extend, one or more Letters of Credit, provided that, after taking such Letter of Credit into account:

(a)           the Facility Usage does not exceed the lesser of the Aggregate Commitment and the Borrowing Base at such time;

(b)           the aggregate amount of LC Obligations at such time does not exceed the LC Sublimit;

(c)               the expiration date of such Letter of Credit (as extended, if applicable) is prior to the earliest to occur of (i) 12 months after the issuance thereof , and (ii) the Letter of Credit Termination Date;

(d)               such Letter of Credit is to be used for general business purposes of Borrower or a Restricted Person that is a Guarantor;

(e)                                         such Letter of Credit is not directly or indirectly used to assure payment of or otherwise support any Indebtedness of any Person other than Indebtedness of Borrower or any Restricted Person that is a Guarantor;

(f)                                         the issuance of such Letter of Credit will be in compliance with all applicable governmental restrictions, policies, and guidelines and will not subject LC Issuer to any cost that is not reimbursable under Article III;

(g)                                        the form and terms of such Letter of Credit are acceptable to LC Issuer in its discretion; and

(h)                                        all other conditions in this Agreement to the issuance of such Letter of Credit have been satisfied.

LC Issuer will honor any such request if the foregoing conditions (a) through (h) (the “LC Conditions”) have been met as of the date of issuance of such Letter of Credit. LC Issuer may choose to honor any such request for any other Letter of Credit but has no obligation to do so and may refuse to issue any other requested Letter of Credit for any reason that LC Issuer in its discretion deems relevant. Notwithstanding anything to the contrary contained herein, LC Issuer shall not at any time be obligated to issue, amend, renew or extend any Letter of Credit if any Lender is at that time a Defaulting Lender, unless LC Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to LC Issuer (in its discretion) with Borrower or such Lender to eliminate LC Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.l 7(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Obligations as to which LC Issuer has actual or potential Fronting Exposure, as it may elect in its discretion.

Borrower may also at any time during the Commitment Period request that LC Issuer extend the expiration date of an existing Letter of Credit or modify an existing Letter of Credit (other than an increase or extension) and LC Issuer will honor such request if the LC Conditions set forth in subsection (c) of this Section 2.9 are met and no Default exists at the time of such request; provided that in the case of any such modification (other than an increase or extension), LC Issuer shall have approved such modification.

LC Issuer shall have at all times the benefits and immunities (a) provided to Administrative Agent in Sections 9.2, 9.3, 9.4, and 9.5 with respect to any acts taken or omissions suffered by LC Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included LC Issuer with respect to such acts or omissions, and (b) as additionally provided herein with respect to LC Issuer, provided that Section 9.2(b) shall apply vis-a-vis the Lenders and not third parties (such as letter of credit beneficiaries).

Section 2.10.                                       Requesting Letters of Credit.

(a)                                           Borrower must make written application for any Letter of Credit or amendment or extension of any Letter of Credit at least 5 Business Days (or such shorter period as LC Issuer may in its discretion from time to time agree) before the date on which Borrower desires for LC Issuer to issue such Letter of Credit. By making any such written application, unless otherwise expressly stated therein, Borrower shall be deemed to have represented and warranted that the

LC Conditions described in Section 2.9 will be met as of the date of issuance of such Letter of Credit. Each such written application for a Letter of Credit must be made in writing in the form customarily used by LC Issuer, the terms and provisions of which are hereby incorporated herein by reference (or in such other form as may mutually be agreed upon by LC Issuer and Borrower).

(b)                                         If Borrower so requests in any applicable LC Application, LC Issuer may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit LC Issuer to prevent any such extension at least once in each 12 month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12 month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by LC Issuer, Borrower shall not be required to make a specific request to LC Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, Lenders shall be deemed to have authorized (but may not require) LC Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Termination Date; provided, however, that LC Issuer shall not permit any such extension if (i) LC Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.9 or otherwise), or (ii) it has received notice (which notice may be by telephone or in writing) on or before the day that is 5 Business Days before the Non-Extension Notice Date (1) from Administrative Agent that Majority Lenders have elected not to permit such extension or (2) from Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each such case directing LC Issuer not to permit such extension.

(c)                                           Two Business Days after the LC Conditions for a Letter of Credit have been met as described in Section 2.9 (or if LC Issuer otherwise desires to issue such Letter of Credit earlier), LC Issuer will issue such Letter of Credit at LC Issuer’s office in Denver, Colorado. If any provisions of any LC Application conflict with any provisions of this Agreement, the provisions of this Agreement shall govern and control. Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify LC Issuer.

(d)                                          Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of Borrower, Borrower shall be obligated to reimburse LC Issuer hereunder for any and all drawings under such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of such Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(e)                                            Unless otherwise agreed by Administrative Agent, each LC Issuer shall report in writing to Administrative Agent (i) on or prior to each Business Day on which such LC Issuer issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the currencies and face amounts of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), it being understood that such LC Issuer shall not effect any issuance, renewal, extension or amendment resulting in an increase in the aggregate amount of the Letters of Credit issued by it without first obtaining written confirmation from Administrative Agent that such increase is then permitted under this Agreement, (ii) on each Business Day on which such LC Issuer makes any payment under any draw made under any Letter of Credit, the date, currency and amount of such payment, (iii) on any Business Day on which Borrower fails to reimburse any Matured LC Obligation required to be reimbursed to such LC Issuer on such day, the date of such failure and the currency and amount of such Matured LC Obligation, and (iv) on any other Business Day, such other information as Administrative Agent shall reasonably request as the Letters of Credit issued by such LC Issuer.

Section 2.11.                                     Reimbursement and Participations.

(a)                                         Reimbursement by Borrower. Each Matured LC Obligation shall constitute a loan by LC Issuer to Borrower. Borrower promises to pay to LC Issuer, or to LC Issuer’s order, on demand, the full amount of each Matured LC Obligation, together with interest thereon (i) at the rate applicable to Base Rate Loans to and including the first Business Day after such demand is made by LC Issuer and (ii) at the Default Rate applicable to Base Rate Loans on each day thereafter. The obligation of Borrower to reimburse LC Issuer for each Matured LC Obligation shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement (including any LC Application) under all circumstances, including the following: (i) any lack of validity or enforceability of such Letter of Credit or any other agreement or instrument relating thereto; (ii) the existence of any claim, counterclaim, set-off, defense or other right that Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), LC Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (iv) any payment by LC Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing. Without limiting the generality of the foregoing, it is expressly agreed that the absolute and unconditional nature of Borrower’s obligations under this section to reimburse LC Issuer for each drawing under a Letter of Credit will not be excused by the gross negligence or willful misconduct of LC Issuer. However, the foregoing shall not be construed to excuse LC Issuer from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Law) suffered by Borrower that are caused by LC Issuer’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(b)                                            Letter of Credit Advances. If the beneficiary of any Letter of Credit makes a draft or other demand for payment thereunder then Borrower may, during the interval between the making thereof and the honoring thereof by LC Issuer, request Lenders to make Revolving Loans to Borrower in the amount of such draft or demand, which Revolving Loans shall be made concurrently with LC Issuer’s payment of such draft or demand and shall be immediately used by LC Issuer to repay the amount of the resulting Matured LC Obligation. Such a request by Borrower shall be made in compliance with all of the provisions hereof, provided that for the purposes of the first sentence of Section 2.1, the amount of such Revolving Loans shall be considered, but the amount of the Matured LC Obligation to be concurrently paid by such Loans shall not be considered.

(c)                                         Participation by Lenders. LC Issuer irrevocably agrees to grant and hereby grants to each Lender, and -to induce LC Issuer to issue Letters of Credit hereunder -each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from LC Issuer, on the terms and conditions hereinafter stated and for such Lender’s own account and risk, an undivided interest equal to such Lender’s Applicable Percentage of LC Issuer’s obligations and rights under each Letter of Credit issued hereunder and the amount of each Matured LC Obligation paid by LC Issuer thereunder. Each Lender unconditionally and irrevocably agrees with LC Issuer that, if a Matured LC Obligation is paid under any Letter of Credit for which LC Issuer is not reimbursed in full by Borrower in accordance with the terms of this Agreement and the related LC Application (including any reimbursement by means of concurrent Loans or by the application of Cash Collateral), such Lender shall (in all circumstances and without set-off or counterclaim) pay to LC Issuer on demand (and Administrative Agent may apply Cash Collateral provided for this purpose), in immediately available funds at LC Issuer’s address for notices hereunder, such Lender’s Applicable Percentage of such Matured LC Obligation (or any portion thereof that has not been reimbursed by Borrower). Each Lender’s obligation to pay LC Issuer pursuant to the terms of this subsection is irrevocable and unconditional. If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is paid by such Lender to LC Issuer within 3 Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Federal Funds Rate. If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is not paid by such Lender to LC Issuer within 3 Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Default Rate applicable to Base Rate Loans.

(d)                                          Distributions to Participants. Whenever LC Issuer has in accordance with this section received from any Lender payment of such Lender’s Applicable Percentage of any Matured LC Obligation, if LC Issuer thereafter receives any payment of such Matured LC Obligation or any payment of interest thereon (whether directly from Borrower or by application of Cash Collateral or otherwise, and excluding only interest for any period prior to LC Issuer’s demand that such Lender make such payment of its Applicable Percentage), LC Issuer will distribute to such Lender its Applicable Percentage of the amounts so received by LC Issuer; provided, however, that if any such payment received by LC Issuer must thereafter be returned by LC Issuer, such Lender shall return to LC Issuer the portion thereof that LC Issuer has previously distributed to it.

(e)                                            Calculations. A written advice setting forth in reasonable detail the amounts owing under this section, submitted by LC Issuer to Borrower or any Lender from time to time, shall be conclusive, absent manifest error, as to the amounts thereof.

Section 2.12.                                       Letter of Credit Fees. In consideration of LC Issuer’s issuance of any Letter of Credit, Borrower agrees to pay (a) to Administrative Agent, for the account of all Lenders in accordance with their respective Applicable Percentages, a letter of credit issuance fee at a rate equal to the Letter of Credit Fee Rate then in effect (which fee shall be increased by 2.0% per annum during any period in which interest on the Loans accrues at the Default Rate) calculated on the undrawn amount of all outstanding Letters of Credit on each day, and (b) to such LC Issuer for its own account, a letter of credit fronting fee at a rate equal to 0.125% per annum times the face amount of such Letter of Credit (but in no event less than $500 per annum); provided, however, any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to LC Issuer pursuant to Section 2.9 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to LC Issuer for its own account. In addition, Borrower will pay to LC Issuer LC Issuer’s customary fees for issuance, amendment and drawing of each Letter of Credit. The letter of credit fee and the letter of credit fronting fee will be calculated on the undrawn face amount of each Letter of Credit outstanding on each day at the above-applicable rates and will be due and payable in arrears on the last Business Day of each Fiscal Quarter and at the end of the Commitment Period.

Section 2.13.                                     No Duty to Inquire.

(a)                                         Drafts and Demands. LC Issuer is authorized and instructed to accept and pay drafts and demands for payment under any Letter of Credit without requiring, and without responsibility for, any determination as to the existence of any event giving rise to said draft, either at the time of acceptance or payment or thereafter. LC Issuer is under no duty to determine the proper identity of anyone presenting such a draft or making such a demand (whether by tested telex or otherwise) as the officer, representative or agent of any beneficiary under any Letter of Credit, and payment by LC Issuer to any such beneficiary when requested by any such purported officer, representative or agent is hereby authorized and approved. LC Issuer shall have the right, in its discretion, to decline to accept documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit. Borrower releases each Lender Party from, and agrees to hold each Lender Party harmless and indemnified against, any liability or claim in connection with or arising out of the subject matter of this section, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by any Lender Party, provided only that no Lender Party shall be released from or entitled to indemnification for that portion, if any, of any liability or claim that is proximately caused by or results from its own individual gross negligence or willful misconduct, as determined in a final judgment.

(b)                                          Extension of Maturity. If the maturity of any Letter of Credit is extended by its terms or by Law or governmental action, if any extension of the maturity or time for presentation of drafts or any other modification of the terms of any Letter of Credit is made at the request of any Restricted Person, or if the amount of any Letter of Credit is increased at the request of any Restricted Person, this Agreement shall be binding upon all Restricted Persons with respect to such Letter of Credit as so extended, increased or otherwise modified, with respect to drafts and property covered thereby, and with respect to any action taken by LC Issuer, LC Issuer’s correspondents, or any Lender Party in accordance with such extension, increase or other modification.

(c)                                         Transferees of Letters of Credit. If any Letter of Credit provides that it is transferable, LC Issuer shall have no duty to determine the proper identity of anyone appearing as transferee of such Letter of Credit, nor shall LC Issuer be charged with responsibility of any nature or character for the validity or correctness of any transfer or successive transfers, and payment by LC Issuer to any purported transferee or transferees as determined by LC Issuer is hereby authorized and approved, and Borrower releases each Lender Party from, and agrees to hold each Lender Party harmless and indemnified against, any liability or claim in connection with or arising out of the foregoing, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by any Lender Party, provided only that no Lender Party shall be released from or entitled to indemnification for that portion, if any, of any liability or claim that is proximately caused by or results from its own individual gross negligence or willful misconduct, as determined in a final judgment.

Section 2.14.                                       Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in LC Obligations or in Swing Line Loans held by it resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in LC Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them (except that with respect to any other Lender that is a Defaulting Lender by virtue of such Lender failing to fund its required share (if any) of any Loan or LC Obligation, such Defaulting Lender’s pro rata share of the excess payment shall be allocated to the Lender (or the Lenders, pro rata) that funded such Defaulting Lender’s required share (if any)), provided that:

(i)                                              if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                           the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.16, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in LC Obligations or Swing Line Loans to any assignee or participant, other than an assignment to Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Restricted Person consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Restricted Person rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Restricted Person in the amount of such participation.

Section 2.15.                                    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 2.2 are several and not joint. The failure of any Lender to make any Loan; to fund any such participation or to make any payment under Section 10.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.4(c).

Section 2.16.                                     Cash Collateral.

(a)                                         Certain Credit Support Events. Upon the request of Administrative Agent or LC Issuer (i) if LC Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Matured LC Obligation, or (ii) if, as of the Letter of Credit Termination Date, any LC Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all LC Obligations. If, after the making of all mandatory prepayments required under Section 2.7, the outstanding LC Obligations will exceed the Borrowing Base, then in addition to prepayment of the entire principal balance of the Loans required under Section 2.7, Borrower shall immediately Cash Collateralize the then outstanding LC Obligations in an amount equal to such excess. At any time that there shall exist a Defaulting Lender, immediately upon the request of Administrative Agent, Swing Line Lender, or LC Issuer, Borrower shall deliver Cash Collateral to Administrative Agent in an amount sufficient to cover all Fronting Exposure allocable to such Defaulting Lender (after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)                                          Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Administrative Agent. Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of Administrative Agent, LC Issuer and the Lenders (including Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, Borrower or the relevant Defaulting Lender will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)                                            Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Section 2.7, 2.9, 2.17, 2.18, or 8.3 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific LC Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)                                         Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.5(h)) or (ii) Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Restricted Person shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.3), and (y) the Person providing Cash Collateral and LC Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.17.                                      Defaulting Lenders.

(a)                                           Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1 and the definition of Majority Lenders.

(ii)                                 Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article III or VIII or otherwise, and including any amounts made available to Administrative Agent by that Defaulting Lender pursuant to Section 10.14), shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to LC Issuer or Swing Line Lender hereunder; third, if so determined by Administrative Agent or requested by LC Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to Lenders, LC Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, LC Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against that

Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Matured LC Obligations in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Matured LC Obligations were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Matured LC Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Matured LC Obligations owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                              Certain Fees. That Defaulting Lender (1) shall not be entitled to receive any commitment fee pursuant to Section 2.5(c) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (2) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.12.

(iv)                              Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of that Defaulting Lender’s participation in LC Obligations and Swing Line Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to that Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate amount of the Loans and participations in LC Obligations and Swing Line Loans of any non-Defaulting Lender to exceed the lesser of (1) such non-Defaulting Lender’s Commitment and (2) such non-Defaulting Lender’s Applicable Percentage of the Borrowing Base (calculated without giving effect to any reallocations pursuant to this clause (iv)). No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in the preceding clause (iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under Law, (1) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (2) second, Cash Collateralize LC Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b)                                Defaulting Lender Cure. If Borrower, Administrative Agent, Swing Line Lender and LC Issuer agree in writing in their discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which conditions may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.18.                                       Swing Line Loans.

(a)                                  Swing Line. Subject to the terms and conditions hereof, Swing Line Lender, in its discretion and in reliance upon the agreements of the other Lenders set forth in this Section 2.18, may make loans (herein called “Swing Line Loans”) to Borrower from time to time on any Business Day during the Commitment Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender’s Applicable Percentage of the outstanding principal balance of Swing Line Lender’s Revolving Loans and LC Obligations, may exceed the amount of Swing Line Lender’s Commitment, provided that after giving effect to any Swing Line Loan, (i) the aggregate outstanding principal balance of all Swing Line Loans does not exceed the Swing Line Sublimit, (ii) the Facility Usage does not exceed the lesser of the Borrowing Base or the Aggregate Commitment then in effect, (iii) Swing Line Lender shall not be required to make a Swing Line Loan to refinance an outstanding Swing Line Loan, and (iv) a period of at least 2 Business Days must exist in each calendar month in which no Swing Line Loans remain outstanding. Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.18, prepay under Sections 2.6 and 2.7, and reborrow under this Section 2.18. The obligation of Borrower to repay to Swing Line Lender the aggregate amount of all Swing Line Loans made by Swing Line Lender, together with interest accruing in connection therewith, shall be evidenced by a Note made by Borrower payable to Swing Line Lender. Each Swing Line Loan shall bear interest on each day outstanding at a rate equal to the Adjusted Base Rate. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)                                  Borrowing Procedures. Each Swing Line Borrowing shall be made upon Borrower’s irrevocable written or e-mail notice to Swing Line Lender and Administrative Agent. Each such request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters that are required to be set out in a written Swing Line Borrowing Notice. Each such notice must be received by Swing Line Lender and Administrative Agent not later than 10:00 a.m. on the day on which any such Swing Line Loan is to be made, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such e-mail notice must be confirmed promptly by delivery to Swing Line Lender and Administrative Agent of a written Swing Line Borrowing Notice, appropriately completed and signed by a Responsible Officer of Borrower. Unless Swing Line Lender has received notice from Administrative Agent (including at the request of any Lender) prior to 11:00 a.m. on the date of the proposed Swing Line Borrowing (i) directing Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.18(a), or (ii) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, Swing Line Lender will promptly make such Swing Line Loan available to Borrower.

(c)                                         Refinancing of Swing Line Loans. (i) Each Swing Line Loan shall be paid in full by Borrower on or before the date that is 30 days after such Swing Line Loan is made by the Swing Line Lender. In addition, the Swing Line Lender at any time in its discretion may request, on behalf of Borrower (which hereby irrevocably authorizes Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Notice for purposes hereof) and in accordance with the requirements of Section 2.2, without regard to the minimum and multiples specified in Section 2.1 for the principal amount of Base Rate Loans, but subject to the Unused Availability and the conditions set forth in Section 4.2. The Swing Line Lender shall furnish Borrower with a copy of the applicable Borrowing Notice promptly after delivering such notice to Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Borrowing Notice available to Administrative Agent in immediately available funds (and Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of Swing Line Lender at Administrative Agent’s office promptly on the day specified in such Borrowing Notice, whereupon, subject to Section 2.18(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to Borrower in such amount. Administrative Agent shall remit the funds so received to Swing Line Lender.

(ii)                                          If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing in accordance with Section 2.18(c)(i), the request for Base Rate Loans submitted by Swing Line Lender as set forth herein shall be deemed to be a request by Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to Administrative Agent for the account of Swing Line Lender pursuant to Section 2.18(c)(i) shall be deemed payment in respect of such participation.

(iii)                                       If any Lender fails to make available to Administrative Agent for the account of Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.18(c) by the time specified in Section 2.18(c)(i), Swing Line Lender shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of Swing Line Lender submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                                    Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.18(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against Swing Line Lender, Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.18(c) is subject to the conditions set forth in Section 4.2. No such funding of risk participations shall relieve or otherwise impair the obligation of Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)                                        Repayment of Participations. (i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if Swing Line Lender receives any payment on account of such Swing Line Loan, Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by Swing Line Lender.

(ii)                                         If any payment received by Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by Swing Line Lender under any of the circumstances described in Section 10.15 (including pursuant to any settlement entered into by Swing Line Lender in its discretion), each Lender shall pay to Swing Line Lender its Applicable Percentage thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. Administrative Agent will make such demand upon the request of Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                          Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.18 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of Swing Line Lender. On each Interest Payment Date relating to Base Rate Loans, Borrower shall pay to Swing Line Lender all unpaid interest that has accrued on the Swing Line Loans to but not including such date.

(f)                                            Payments Directly to Swing Line Lender. Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to Swing Line Lender.

ARTICLE III - Payments to Lenders

Section 3.1. General Procedures. Borrower will make each payment that it owes under the Loan Documents to Administrative Agent for the account of the Lender Party to whom such payment is owed, in lawful money of the United States, without set-off, deduction or counterclaim, and in immediately available funds. Each such payment must be received by Administrative Agent not later than 11:00 a.m. on the date such payment becomes due and payable. Any payment received by Administrative Agent after such time will be deemed to have been made on the next following Business Day. Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension as provided in the Loan Document under which such payment is due. Each payment under a Loan Document shall be due and payable at the place set forth for Administrative Agent on the Lenders Schedule. When Administrative Agent collects or receives money on account of the Obligations, Administrative Agent shall distribute all money so collected or received, and each Lender Party shall apply all such money so distributed, as follows (except as otherwise provided in Section 8.3):

(a)                                         first, for the payment of all Obligations that are then due (and if such money is insufficient to pay all such Obligations, first to any reimbursements due to Administrative Agent under Section 6.9 or 10.4 and then to the partial payment of all other Obligations then due in proportion to the amounts thereof, or as Lender Parties shall otherwise agree);

(b)                                        then for the prepayment of principal of the Loans, together with accrued and unpaid interest on the principal so prepaid; and

(c)                                          last, for the payment or prepayment of any other Obligations.

All payments applied to principal or interest shall be applied first to any interest then due and payable, then to principal then due and payable, and last to any prepayment of principal and interest in compliance with Sections 2.6 and 2.7. All distributions of amounts described in any of subsections (b) or (c) above shall be made by Administrative Agent pro rata to each Lender Party then owed Obligations described in such subsection in proportion to all amounts owed to all Lender Parties that are described in such subsection; provided that if any Lender then owes payments to LC Issuer for the purchase of a participation under Section 2.ll(c) or to Administrative Agent under Section 10.4(c), any amounts otherwise distributable under this section to such Lender shall be deemed to belong to LC Issuer, or Administrative Agent, respectively, to the extent of such unpaid payments, and Administrative Agent shall apply such amounts to make such unpaid payments rather than distribute such amounts to such Lender. Administrative Agent, Swing Line Lender, and LC Issuer are each hereby authorized to charge the account of Borrower maintained with Wells Fargo Bank, N.A. for each payment of any Obligation as it becomes due hereunder.

Section 3.2. Increased Costs.

(a)                                                      Increased Costs Generally. If any Change in Law shall:

(i)                                            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any Reserve Requirement reflected in the Adjusted Eurodollar Rate) or LC Issuer;

(ii)                                         subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit, any Commitment, any Eurodollar Loan made by it, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto or change the basis of taxation of payments to such Recipient; or

(iii)                                      impose on any Lender or LC Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, LC Issuer, or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, LC Issuer, or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, LC Issuer, or other Recipient, Borrower will pay to such Lender, LC Issuer, or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, LC Issuer, or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                          Capital Requirements. If any Lender or LC Issuer determines that any Change in Law affecting such Lender or LC Issuer or any lending office of such Lender or such Lender’s or LC Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or LC Issuer’s capital or on the capital of such Lender’s or LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by LC Issuer, to a level below that which such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or LC Issuer’s policies and the policies of such Lender’s or LC Issuer’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company for any such reduction suffered.

(c)                                            Certificates for Reimbursement. A certificate of a Lender or LC Issuer setting forth the amount or amounts necessary to compensate such Lender or LC Issuer or its holding company, as the case may be, as specified in subsections (a) or (b) of this Section and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Lender or LC Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                         Delay in Requests. Failure or delay on the part of any Lender or LC Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or LC Issuer’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or LC Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than 9 months prior to the date that such Lender or LC Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 9 month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.3. Illegality. If any Change in Law after the date hereof shall make it unlawful for any Lender Party to fund or maintain Eurodollar Loans, then, upon notice by such Lender Party to Borrower and Administrative Agent, (a) Borrower’s right to elect Eurodollar Loans from such Lender Party shall be suspended to the extent and for the duration of such illegality, (b) all Eurodollar Loans of such Lender Party that are then the subject of any Borrowing Notice and that cannot be lawfully funded shall be funded as Base Rate Loans of such Lender Party, and (c) all Eurodollar Loans of such Lender Party shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by Law. If any such conversion of a Eurodollar Loan occurs on a day that is not the last day of the then current Interest Period with respect thereto, Borrower shall pay to such Lender Party such amounts, if any, as may be required pursuant to Section 3.4.

Section 3.4. Funding Losses. In addition to its other obligations hereunder, Borrower will indemnify each Lender Party against, and reimburse each Lender Party on demand for, any loss or expense incurred or sustained by such Lender Party (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by a Lender Party to fund or maintain Eurodollar Loans), as a result of (a) any payment or prepayment (whether authorized or required hereunder or otherwise) of all or a portion of a Eurodollar Loan on a day other than the day on which the applicable Interest Period ends, (b) any payment or prepayment, whether required hereunder or otherwise, of a Loan made after the delivery, but before the effective date, of a Continuation/Conversion Notice requesting the continuation of outstanding Eurodollar Loans as, or the conversion of outstanding Base Rate Loans to, Eurodollar Loans, if such payment or prepayment prevents such Continuation/ Conversion Notice from becoming fully effective, (c) the failure of any Loan to be made or of any Continuation/Conversion Notice requesting the continuation of outstanding Eurodollar Loans as, or the conversion of outstanding Base Rate Loans to, Eurodollar Loans to become effective due to any condition precedent not being satisfied or due to any other action or inaction of any Restricted Person, (d) any Conversion (whether authorized or required hereunder or otherwise) of all or any portion of any Eurodollar Loan into a Base Rate Loan or into a different Eurodollar Loan on a day other than the day on which the applicable Interest Period ends, or (e) any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 3.7(b). Such indemnification shall be on an after-tax basis.

Section 3.5. Taxes.

(a)                                         Defined Terms. For purposes of this Section 3.5, the term “Lender” includes any LC Issuer and the term “applicable Law” includes FATCA.

(b)                                         Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, (ii) if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)                                          Payment of Other Taxes by Credit Parties. Without limiting the provisions of subsection (b) above, each Credit Party shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)                                          Indemnification by Credit Parties. Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                                           Indemnification by Lenders. Each Credit Party shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.5(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this subsection (e).

(f)                                          Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 3.5, such Credit Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(g)                                          Status of Lenders.

(i)                                            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.5(g)(ii)(A) and (ii)(B) and (ii)(C) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material umeimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                          Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower:

(A)                              Any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax.

(B)                               Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(I)                                   in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of Internal Revenue Service Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, Internal Revenue Service

Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)                          executed originals of Internal Revenue Service Form W-8ECI;

(III)                        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN,

(IV)                         to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W- 8ECI, W-8BEN, IRS Form W-9, and/or a U.S. Tax Compliance Certificate or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate satisfactory to the Administrative Agent on behalf of each such direct and indirect partner, or

(V)                              executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower to determine the withholding or deduction required to be made.

(C)                              If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C),

“FATCA” shall include any amendments made to FATCA after the date of this Agreement. In addition, each Lender shall indemnify Administrative Agent and Borrower for any withholding Tax or other penalties imposed in connection with any “withholdable payment,” as defined in Section 1473 of the Internal Revenue Code, made to a Foreign Lender that has failed to comply with the reporting requirements or otherwise qualify for an exemption under FATCA.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(h)                                         Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)                                               Survival. Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.6. Alternative Rate of Interest. If prior to the commencement of any Interest Period for a Borrowing of Eurodollar Loans:

(a)                                           Administrative Agent determines that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period (any such determination shall be conclusive absent manifest error); or

(b)                                           Administrative Agent is advised by Majority Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then Administrative Agent shall give notice thereof to Borrower and Lenders by telephone or facsimile as promptly as practicable thereafter and, until Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, (i) any Continuation/Conversion Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of Eurodollar Loans shall be ineffective and shall be deemed a request to continue such Borrowing as a Borrowing of Base Rate Loans and (ii) if any Borrowing Notice requests a Borrowing of Eurodollar Loans, such Borrowing shall be made as a Borrowing of Base Rate Loans. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans.

Section 3.7. Mitigation Obligations; Replacement of Lenders.

(a)                                         Designation of a Different Lending Office. If any Lender requests compensation under Section 3.2, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.2 or 3.5, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                          Replacement of Lenders. If any Lender requests compensation under Section 3.2, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.7(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.5), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.2 or Section 3.5) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)                                    Borrower shall have paid to Administrative Agent the assignment fee specified in Section 10.5;

(ii)                                  such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Matured LC Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii)                              in the case of any such assignment resulting from a claim for compensation under Section 3.2 or payments required to be made pursuant to Section 3.5, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)                              such assignment does not conflict with applicable Law; and

(v)                               in the case of any assignment resulting from any Lender becoming a Non- Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Section 3.8. Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of Lenders or LC Issuer hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or LC Issuer, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or LC Issuer, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or LC Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

ARTICLE IV - Conditions Precedent to Lending

Section 4.1. Closing Date Conditions. The obligation of each Lender to make its initial Loan hereunder is subject to satisfaction of the following conditions precedent:

(a)                                            Loan Documents. Administrative Agent shall have received duly executed and delivered counterparts of each Loan Document (i) in form, substance and date satisfactory to Administrative Agent, and (ii) in such numbers as Administrative Agent or its counsel may request. In connection with the execution and delivery of the Security Documents, Administrative Agent shall (i) be reasonably satisfied that the Security Documents create first priority, perfected Liens on at least 80% of the total Present Value of the Proved Reserves evaluated for purposes of establishing the Initial Borrowing Base, all Equity in Borrower and in Subsidiaries, and all personal property of the Restricted Persons, and (ii) have received UCC financing statements (duly authorized) as Administrative Agent may request to perfect the Liens granted pursuant to such Security Documents.

(b)                                             Organizational Documents; Incumbency. Administrative Agent shall have received (i) copies of each Organizational Document executed and delivered by each Restricted Person, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; (iii) resolutions of the board of directors or similar governing body of each

Restricted Person approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by a Responsible Officer as being in full force and effect without modification or amendment; (iv) an existence and good standing certificate from the applicable Governmental Authority of each Restricted Person’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it owns real property Collateral, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.

(c)                                            Closing Certificate. Administrative Agent shall have received a “Closing Certificate” of a Responsible Officer of Borrower, of even date with this Agreement, in which such officer certifies to the satisfaction of each of the conditions set out in Section 4.1 and Section 4.2.

(d)                                           Governmental Authorizations and Consents. Each Restricted Person shall have obtained all governmental authorizations from any Governmental Authority and all consents of other Persons, in each case that are necessary or deemed by Administrative Agent to be advisable in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(e)                                             Environmental Information. Administrative Agent shall have received information, in form, scope and substance reasonably satisfactory to Administrative Agent, regarding environmental matters relating to Restricted Persons’ material real property assets.

(f)                                              Evidence of Insurance. Administrative Agent shall have received a certificate from Restricted Persons’ insurance broker or other evidence reasonably satisfactory to them that all insurance required to be maintained pursuant to Section 6.8 is in full force and effect and that Administrative Agent have been named as additional insured and loss payee thereunder as its interests may appear and to the extent required under Section 6.8.

(g)                                              Opinions of Counsel to Restricted Persons. Administrative Agent shall have received originally executed copies of the favorable written opinions of counsel to Restricted Persons and Parent in the form of Exhibits F-1 and F-2 and opining as to such matters as Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Restricted Person hereby instructs such counsel to deliver such opinions to Administrative Agent and Lenders).

(h)                                             Fees. Administrative Agent shall have received all commitment, facility, agency, recording, filing, and other fees or reimbursements required to be paid to Administrative Agent or any Lender pursuant to the Fee Letter or any other Loan Documents or any commitment agreement heretofore entered into. Administrative Agent’s counsel shall have received payment from Borrower for estimated fees charged by filing officers and other public officials incurred or to be incurred in connection with filing any recordation of any Security Documents and for which invoices have been presented as of the Closing Date.

(i)                                            Financial Statements. Lenders shall have received the Initial Financial Statements, which shall be in form reasonably satisfactory to Administrative Agent, together with a certificate by a Responsible Officer certifying the Initial Financial Statements.

(j)                                           Initial Engineering Report. Lenders shall have received the Initial Engineering Report, which shall be in form and substance reasonably satisfactory to Administrative Agent.

(k)                                         Title. Administrative Agent shall have received title reports and title opinions in form, substance and authorship satisfactory to Administrative Agent, with respect to Restricted Persons’ Proved Reserves representing not less than 80% of the Present Value of Restricted Persons’ Proved Reserves evaluated for purposes of establishing the Initial Borrowing Base.

(1)                                         No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, materially impairs the financing hereunder or any of the other transactions contemplated by the Loan Documents, or that could reasonably be expected to cause a Material Adverse Change.

(m)                                      Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

(n)                                          Material Adverse Change. No event or circumstance shall have occurred or be continuing since the date of the audited Initial Financial Statements that has had, or could reasonably be expected to cause, either individually or in the aggregate, a Material Adverse Change.

(o)                                           Reserved.

(p)                                           Purchase and Assumption of Assigned Indebtedness. Administrative Agent shall have received documents, in form and substance satisfactory to Administrative Agent, confirming that with the purchase by Lenders (acting through Administrative Agent as their agent) of the Existing Indebtedness on the Closing Date, all lien assignments, UCC-3 assignment statements and other documentation evidencing the assignment of Liens on any Restricted Person’s property securing such Indebtedness shall be assigned to Administrative Agent.

(q)                                           Material Contracts. Borrower shall have delivered to Administrative Agent a certificate certifying that true and correct copies of all Material Contracts listed thereon have been delivered to Administrative Agent (including all waivers, supplements or amendments thereto), in each case, in the form existing on the Closing Date.

(r)                                           Due Diligence. Administrative Agent and Lenders shall have completed satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of the Restricted Persons, including, a review of their Oil and Gas Properties and all legal, financial, accounting, governmental, environmental, tax and regulatory matters, and fiduciary aspects of the proposed financing.

(s)                                   Other Documentation. Administrative Agent shall have received all documents and instruments that Administrative Agent has then reasonably requested, in addition to those described in this Section 4.1. All such additional documents and instruments shall be reasonably satisfactory to Administrative Agent in form, substance and date.

Section 4.2. Additional Conditions Precedent. No Lender has any obligation to make any Loan (including its first), and LC Issuer has no obligation to issue any Letter of Credit (including its first), unless the following conditions precedent have been satisfied:

(a)                                         All representations and warranties made by any Credit Party in any Loan Document shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such Loan or such Letter of Credit as if such representations and warranties had been made as of the date of such Loan or such Letter of Credit (except to the extent that such representation or warranty was made as of a specific date, in which case such representation or warranty shall be true and correct in all respects as of such specific date).

(b)                                         No Default shall exist at the date of such Loan or the date of issuance of such Letter of Credit (or would result after giving effect thereto).

(c)                                           No Material Adverse Change shall have occurred to, and no event or circumstance shall have occurred that could reasonably be expected to cause a Material Adverse Change to, Borrower’s Consolidated financial condition or businesses since the date of the audited Initial Financial Statements.

(d)                                           Each Credit Party shall have performed and complied with all agreements and conditions required in the Loan Documents to be performed or complied with by it on or prior to the date of such Loan or the date of issuance of such Letter of Credit.

(e)                                            The making of such Loan or the issuance of such Letter of Credit shall not be prohibited by any Law and shall not subject any Lender or any LC Issuer to any penalty or other onerous condition under or pursuant to any such Law.

(f)                                              Administrative Agent shall have received all documents and instruments that Administrative Agent has then requested, in addition to those described in Section 4.1 (including opinions of legal counsel for Restricted Persons and Administrative Agent; corporate documents and records; documents evidencing governmental authorizations, consents, approvals, licenses and exemptions; and certificates of public officials and of officers and representatives of Borrower and other Persons), as to (i) the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in this Agreement and the other Loan Documents, (ii) the satisfaction of all conditions contained herein or therein, and

(iii)                         all other matters pertaining hereto and thereto. All such additional documents and instruments shall be satisfactory to Administrative Agent in form, substance and date.

ARTICLE V - Representations and Warranties

To confirm each Lender’s understanding concerning Restricted Persons and Restricted Persons’ businesses, properties and obligations and to induce Administrative Agent and each Lender to enter into this Agreement and to extend credit hereunder, Borrower represents and warrants to Administrative Agent and each Lender that:

Section 5.1. No Default. No Restricted Person is in default in the performance of any of its covenants and agreements contained in any Loan Document. No event has occurred and is continuing that constitutes a Default.

Section 5.2. Organization and Good Standing. Each Restricted Person is duly organized, validly existing and, as applicable, in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Each Restricted Person is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States wherein Collateral or a principal office of a Restricted Person is located. Each Restricted Person has taken all actions and procedures customarily taken in order to enter, for the purpose of conducting business or owning property, each jurisdiction outside the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such actions and procedures desirable.

Section 5.3. Authorization. Each Restricted Person has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. Borrower is duly authorized to borrow funds hereunder.

Section 5.4. No Conflicts or Consents. The execution and delivery by the various Restricted Persons of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (a) conflict with, violate or result in a breach of any provision of (i) any Law, (ii) the Organizational Documents of any Restricted Person, or (iii) any material agreement, judgment, license, order or permit applicable to or binding upon any Restricted Person, (b) result in the acceleration of any Indebtedness owed by any Restricted Person, or (c) result in or require the creation of any Lien upon any assets or properties of any Restricted Person except as expressly contemplated or permitted in the Loan Documents. Except (i) as expressly contemplated in the Loan Documents and (ii) such as have been obtained or made and are in full force and effect, no permit, consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or third party is required on the part of or in respect of a Restricted Person in connection with the execution, delivery or performance by any Restricted Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents.

Section 5.5. Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of each Restricted Person that is a party hereto or thereto, enforceable against such Restricted

Person in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights and by general principles of equity.

Section 5.6. Initial Financial Statements. Restricted Persons have heretofore delivered to each Lender true, correct and complete copies of the Initial Financial Statements. Each of the Initial Financial Statements fairly present Parent’s and Borrower’s Consolidated financial position at the date thereof and the Consolidated results of Parent’s and Borrower’s operations and Parent’s and Borrower’s Consolidated cash flows for the period thereof. Since the date of the annual Initial Financial Statements no Material Adverse Change has occurred, except as reflected in Section 5.6 of the Disclosure Schedule. All Initial Financial Statements other than pro forma financial statements were prepared in accordance with IFRS. All Initial Financial Statements that are pro forma financial statements were prepared in good faith based upon assumptions specified therein with such pro forma adjustments as have been accepted by Administrative Agent.

Section 5.7. Other Obligations and Restrictions. No Restricted Person has any outstanding Liabilities of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) that are, in the aggregate, material to Borrower or material with respect to Borrower’s Consolidated financial condition and not shown in the Initial Financial Statements or disclosed in Section 5.7 of the Disclosure Schedule or otherwise permitted under Section 7.1. Except as shown in the Initial Financial Statements or disclosed in Section 5.7 of the Disclosure Schedule, no Restricted Person is subject to or restricted by any franchise, contract, deed, charter restriction, or other instrument or restriction that could reasonably be expected to cause a Material Adverse Change.

Section 5.8. Full Disclosure. No certificate, statement or other information delivered herewith or heretofore by any Restricted Person to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to any Restricted Person (other than industry-wide risks normally associated with the types of businesses conducted by Restricted Persons) necessary to make the statements contained herein or therein not misleading as of the date made or deemed made. There is no fact known to any Restricted Person (other than industry-wide risks normally associated with the types of businesses conducted by Restricted Persons) that has not been disclosed to each Lender in writing that could reasonably be expected to cause a Material Adverse Change. There are no statements or conclusions in any Engineering Report that are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that each Engineering Report is necessarily based upon professional opinions, estimates and projections and that Borrower does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate. Borrower has heretofore delivered to each Lender true, correct and complete copies of the Initial Engineering Report.

Section 5.9. Litigation. Except as disclosed in the Initial Financial Statements or in Section 5.9 of the Disclosure Schedule: (a) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of any Restricted Person threatened, against any Restricted Person or affecting any Collateral before any Governmental Authority that could reasonably be expected to cause a Material Adverse Change, (b) there are no outstanding judgments, injunctions, writs, rulings or orders by any such Governmental Authority against any Restricted Person or any Restricted Person’s stockholders, partners, members, directors or officers or affecting any Collateral or any of its material assets or property that could reasonably be expected to cause a Material Adverse Change, and (c) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings or demands pending (or, to any Restricted Person’s knowledge, threatened) that could reasonably be expected to adversely affect the rights of Borrower and its Subsidiaries in and to any such Collateral, including any that challenge or otherwise pertain to Borrower’s or any of its Subsidiaries’ title to such Collateral or the rights to produce and sell Hydrocarbons therefrom.

Section 5.10. ERISA Plans and Liabilities. All currently existing ERISA Plans are listed in Section 5.10 of the Disclosure Schedule. Except as disclosed in the Initial Financial Statements or in Section 5.10 of the Disclosure Schedule, no Termination Event has occurred with respect to any ERISA Plan, and no event or circumstance has occurred or exists that could reasonably be expected to constitute or result in a Termination Event. All ERISA Affiliates are in compliance in all material respects with ERISA, the Internal Revenue Code and other applicable Laws with respect to each Plan. No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any Multiemployer Plan or any ERISA Plan subject to Section 4064 of ERISA. There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits with respect to any Plan that could reasonably be expected to have a Material Adverse Change, and there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Change. Except as set forth in Section 5.10 of the Disclosure Schedule: (a) the current value of each ERISA Plan’s benefits does not exceed the current value of such ERISA Plan’s assets available for the payment of such benefits by more than the Threshold Amount, (b) neither Borrower nor any other ERISA Affiliate is obligated to provide benefits to any retired employees (or their dependents) under any employee welfare benefits plan (as defined in Section 3(1) of ERISA) other than as required by applicable Law and (c) neither Borrower nor any other ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA.

Section 5.11. Environmental and Other Laws. Except as disclosed in Section 5.11 of the Disclosure Schedule: (a) Restricted Persons are conducting their businesses in material compliance with all applicable Laws, including Environmental Laws, and have, and are in material compliance with, all licenses and permits required under any such Laws; (b) to the best of Borrower’s knowledge, none of the operations or properties of any Restricted Person is the subject of federal, state or local investigation evaluating whether any material remedial action is needed to respond to a release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials; (c) no Restricted Person (and to the best knowledge of Borrower, no other Person) has filed any notice under any Law indicating that any Restricted Person is responsible for the improper release into the environment, or the improper storage or disposal, of any material amount of any Hazardous Materials or that any material amount of any Hazardous Materials have been improperly released, or are improperly stored or disposed of, upon any property of any Restricted Person; (d) no Restricted Person has transported or arranged for the transportation of any Hazardous Material to any location that is (i) listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, listed for possible inclusion on such National Priorities List by the Environmental Protection Agency in its Comprehensive Environmental Response, Compensation and Liability Information System List, or listed on any similar state list or (ii) the subject of federal, state or local enforcement actions or other investigations that may lead to material claims against any Restricted Person for clean-up costs, remedial work, damages to natural resources or for personal injury claims (whether under Environmental Laws or otherwise); and (e) no Restricted Person otherwise has any known material contingent liability under any Environmental Laws or in connection with the release into the environment, or the storage or disposal, of any Hazardous Materials.

Section 5.12. Names and Places of Business. No Restricted Person has, during the 5 years preceding the Closing Date, been known by, or used any other trade or fictitious name, except as disclosed in Section 5.12 of the Disclosure Schedule or been organized in a jurisdiction other than its jurisdiction of organization as of the date hereof.

Section 5.13. Subsidiaries. Section 5.13 of the Disclosure Schedule (as supplemented from time to time by Borrower in written notices to Administrative Agent and Lenders) sets forth a true, correct and complete description of (a) the Subsidiaries of Parent and the ownership of such Subsidiaries’ outstanding Equity and (b) any other Equity in any other Person that are owned by Borrower or any of its Subsidiaries. All of Borrower’s Equity in its Subsidiaries, and all other Equity set forth in such section of the Disclosure Schedule, have been duly authorized and are validly issued, fully paid and non-assessable. Except for Liens under the Loan Documents, Borrower and its indicated Subsidiaries own such Subsidiaries and Equity free and clear of any Liens and other restrictions (including any restrictions on the right to vote, sell or otherwise dispose of any such Equity) and free and clear of any preemptive rights, rescission rights, or other rights to subscribe for or to purchase or repurchase any such Equity.

Section 5.14. Government Regulation. Neither Borrower nor any other Restricted Person owing Obligations is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to regulation under the Federal Power Act, as amended, or any other Law that regulates the incurring by such Person of Indebtedness, including Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

Section 5.15. Solvency. Upon giving effect to the making of the Loans, the execution and delivery of the Loan Documents by Borrower and each Guarantor and the consummation of the transactions contemplated hereby and thereby, no Credit Party will be Insolvent.

Section 5.16. Taxes. Except as may be permitted under Section 6.7, each Restricted Person has filed all United States Federal income tax returns and all other material tax returns that are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by any Restricted Person and all other penalties or charges. The charges, accruals and revenues on the books of each Restricted Person in respect of taxes and other governmental charges are, in the opinion of Borrower, adequate. No Restricted Person has given or been requested to give a waiver of the statute of limitations relating to the payment of any federal or other taxes.

Section 5.17. Title to Properties; Intellectual Property. Each Restricted Person has (a)              good and defensible title to, or valid leasehold interests in, all of the Oil and Gas Properties covered by the most recent Engineering Report to the extent same are included in the Borrowing Base Properties, and (b) good and valid title to, or valid leasehold interests in, licenses of, or rights to use, all other Collateral owned or leased by such Restricted Person and all of its other material properties and assets necessary or used in the ordinary conduct of its business, in each case free and clear of all Liens, encumbrances, or adverse claims other than Permitted Liens and of all impediments to the use of such properties and assets in such Restricted Person’s business, except that no representation or warranty is made with respect to any Oil and Gas Property to which no Proved Reserves are properly attributed. Other than changes that arise pursuant to non-consent provisions of operating agreements or other agreements (if any) described in Exhibit A to any Security Document: (x) each Restricted Person owns the net interests in production attributable to the wells and units of such Restricted Person evaluated in the most recent Engineering Report subject to Permitted Liens and (y) the ownership of such properties does not in the aggregate in any material respect obligate such Restricted Person to bear the costs and expenses relating to the drilling, development and operations of such properties in an amount materially in excess of the working interest of such properties set forth in the most recent Engineering Report without a corresponding increase in net revenue interest. Each Engineering Report at any time delivered pursuant to Section 6.2 correctly states the working interests and net revenue interests of the Restricted Persons in the Proved Reserves that are the subject of such Engineering Report. Except for obligations to contribute a proportionate share of the costs of defaulting co-owners, no Restricted Person is obligated, at any time during the production life of the Oil and Gas Property, to bear any percentage share of the costs and expenses relating to the drilling, development and production of such Proved Reserves in excess of such working interests, and (subject to the Loan Documents) each Restricted Person is entitled, at any time during the production life of the Oil and Gas Property, to receive percentage shares of the revenues from the production of such Proved Reserves that are at least equal to such net revenue interests. Each Restricted Person possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) that are necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, and no Restricted Person is in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property. No Restricted Person has granted control over any Deposit Accounts to any Person, other than Administrative Agent and the bank with which any Deposit Account is maintained. No Restricted Person has any “securities accounts” as defined and described in the UCC.

Section 5.18. Regulation U. None of Borrower and its Subsidiaries are engaged in the business of extending credit for the purpose of purchasing or carrying “margin stock” (as such term is defined in Regulation U), and no proceeds of any Loans will be used for a purpose that violates Regulation U.

Section 5.19. Leases and Contracts; Performance of Obligations. The leases, contracts, servitudes and other agreements forming a part of the Borrowing Base Properties of the Restricted Persons covered by the most recent Engineering Report are in full force and effect. All rents, royalties and other payments due and payable under such leases, contracts, servitudes and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any Oil and Gas Properties covered by the most recent Engineering Report, have been properly and timely paid. No Restricted Person is in default with respect to its obligations (and no Restricted Person is aware of any default by any third party with respect to such third party’s obligations) under any such leases, contracts, servitudes and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any part of the Oil and Gas Properties covered by the most recent Engineering Report, where such default could reasonably be expected to adversely affect the ownership or operation of such Oil and Gas Properties. No Restricted Person is currently accounting for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Restricted Person than proceeds received by such Restricted Person (calculated at the well) from sale of production, and no Restricted Person has any liability (or alleged liability) to account for the same on any such less favorable basis; provided that the representations and warranties made in this sentence are limited to the best of the Restricted Persons’ knowledge with respect to Oil and Gas Properties for which no Restricted Person is the operator.

Section 5.20. Marketing Arrangements. Except as set forth in Section 5.20 of the Disclosure Schedule, no Oil and Gas Property covered by the most recent Engineering Report is subject to any contractual or other arrangement (a) whereby payment for production is or can be deferred for a substantial period after the month in which such production is delivered (in the case of oil, not in excess of 60 days, and in the case of gas, not in excess of 90 days), unless Borrower otherwise notifies Administrative Agent in writing and Administrative Agent, in its reasonable discretion, consents thereto in writing, or (b) whereby payments are made to a Restricted Person other than by checks, drafts, wire transfers, or other similar writings, instruments or communications for the immediate payment of money. Except for production sales contracts, processing agreements, transportation agreements and other agreements relating to the marketing of production that are listed in Section 5.20 of the Disclosure Schedule in connection with the Oil and Gas Properties covered by the most recent Engineering Report to which such contract or agreement relates: (i) no Oil and Gas Property is subject to any contractual or other arrangement for the sale, processing or transportation of production (or otherwise related to the marketing of production) that cannot be canceled by such Restricted Person on 120 days’ (or less) notice or that does not provide for the prices to be paid for such production to float with the market at least as often as monthly, and (ii) all contractual or other arrangements for the sale, processing or transportation of production (or otherwise related to the marketing of production) are bona fide arm’s length transactions made on the best terms reasonably available with third parties not affiliated with Restricted Persons. Each Restricted Person is presently receiving a price for all production from (or attributable to) each Oil and Gas Property covered by the most recent Engineering Report that is subject to a production sales contract or marketing contract that is computed in all material respects in accordance with the terms of such contract, and no Restricted Person is having deliveries of production from any such Oil and Gas Property curtailed materially below such property’s delivery capacity, except for curtailments caused (1) by an act or event of force majeure not reasonably within the control of and not caused by the fault or negligence of a Restricted Person and which by the exercise of reasonable diligence such Restricted Person is unable to prevent or overcome, or (2) by routine maintenance requirements in the ordinary course of business.

Section 5.21. Right to Receive Payment for Future Production. Except as set forth in Section 5.21 of the Disclosure Schedule, no Restricted Person, nor any Restricted Person’s predecessors in title, has received prepayments (including payments for gas not taken pursuant to “take or pay” or other similar arrangements) for any Hydrocarbons produced or to be produced from any Oil and Gas Properties covered by the most recent Engineering Report after the date hereof. Except as set forth in Section 5.21 of the Disclosure Schedule, no Oil and Gas Property covered by the most recent Engineering Report is subject to any “take or pay”, gas imbalances or other similar arrangement (a) as a result of which Hydrocarbons produced from such Oil and Gas Property may be required to be delivered to one or more third parties without current payment (or without full payment) therefor or (b) that is determined in whole or in part by reference to the production or transportation of Hydrocarbons from other properties. Except as set forth in Section 5.21 of the Disclosure Schedule, there is no Oil and Gas Property covered by the most recent Engineering Report with respect to which any Restricted Person, or any Restricted Person’s predecessors in title, has, prior to the date hereof, taken more (“overproduced”), or less (“underproduced” ), gas from the lands covered thereby (or pooled or unitized therewith) than its ownership interest in such Oil and Gas Property would entitle it to take; and Section 5.21 of the Disclosure Schedule accurately reflects, for each well or unit with respect to which such an imbalance is shown thereon to exist, (i) whether such Restricted Person is overproduced or underproduced and (ii) the volumes (in cubic feet or British thermal units) of such overproduction or underproduction and the effective date of such information. Since the date of this Agreement, no material changes have occurred in such overproduction or underproduction except those that have been reported as required pursuant to Section 6.2. No Oil and Gas Property covered by the most recent Engineering Report is subject to any regulatory refund obligation and, to the best of each Restricted Person’s knowledge, no facts exist that might cause the same to be imposed.

Section 5.22. Operation of Oil and Gas Properties. The Oil and Gas Properties covered by the most recent Engineering Report (and all properties unitized therewith) are being (and, to the extent the same could reasonably be expected to adversely affect the ownership or operation of the Oil and Gas Properties covered by the most recent Engineering Report after the date hereof, have in the past been) maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards and in conformity with all applicable Laws and in conformity with all oil, gas or other mineral leases and other contracts and agreements forming a part of the Oil and Gas Property covered by the most recent Engineering Report and in conformity with the Permitted Liens; provided that the representations and warranties made in this sentence are limited to the best of the Restricted Persons’ knowledge with respect to Oil and Gas Properties for which no Restricted Person is the operator. No Oil and Gas Property covered by the most recent Engineering Report is subject to having allowable production after the date hereof reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the date hereof and all oil and gas wells located on the Oil and Gas Properties covered by the most recent Engineering Report (or properties unitized therewith) have been drilled and completed within the boundaries of the applicable Oil and Gas Properties or within limits otherwise permitted by a valid and enforceable pooling, unit, or other agreement or contract or by applicable Law. There are no dry holes, or otherwise inactive wells, located on the Oil and Gas Properties covered by the most recent Engineering Report or on lands pooled or unitized therewith, except for wells that have been properly plugged and abandoned. Each Restricted Person has all governmental licenses and permits necessary or appropriate to own and operate its Oil and Gas Properties covered by the most recent Engineering Report, and no Restricted Person has received notice of any violations in respect of any such licenses or permits.

Section 5.23. Ad Valorem and Severance Taxes. Each Restricted Person has paid and discharged all ad valorem taxes that are payable and have been assessed against its Oil and Gas Property or any part thereof and all production, severance and other taxes that are payable and have been assessed against, or measured by, the production or the value, or proceeds, of the production therefrom, or are otherwise being contested in accordance with the provisions of Section 6.7.

Section 5.24. Limitation to Proved Reserves. No representation or warranty is made in this Sections 5.19 through 5.23 with respect to any Oil and Gas Property to which no Proved Reserves are attributed.

Section 5.25. Insurance. The Oil and Gas Properties of each Restricted Person are insured with financially sound and reputable insurance companies that are not Affiliates of such Restricted Person, in such amounts, with such deductibles and covering such risks as are required to comply with Section 6.8. No Restricted Person owns any Building (as defined in the applicable Flood Insurance Regulations) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations) that is material to the operations of such Restricted Person or for which such Restricted Person has ascribed a material value. As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now in effect, (ii) the Flood Disaster Protection Act of 1973 as now in effect, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.) as now in effect, and (iv) the Flood Insurance Reform Act of 2004 as now in effect.

Section 5.26. Anti-Terrorism Laws. Neither Borrower, nor any of its Subsidiaries nor, to the knowledge of Borrower, none of its Affiliates and none of the respective officers, directors or agents of Borrower, such Subsidiaries or such Affiliates (i) has violated or is in violation of Anti-Terrorism Laws, (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering, (iii) is an Embargoed Person, (iv) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (v) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (vi) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE VI - Affirmative Covenants

To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce each Lender to enter into this Agreement and extend credit hereunder, Borrower covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement (as determined without regard to unasserted indemnity claims), unless Majority Lenders have previously agreed otherwise:

Section 6.1. Payment and Performance. Each Credit Party will pay all amounts due under the Loan Documents, to which it is a party, in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition set forth in the Loan Documents to which it is a party. Borrower will cause each other Restricted Person to observe, perform and comply with every such term, covenant and condition in any Loan Document.

Section 6.2. Books, Financial Statements and Reports. Each Credit Party will at all times maintain full and accurate books of account and records. Borrower will maintain and will cause its Subsidiaries to maintain a standard system of accounting, will maintain its Fiscal Year, and will furnish the following statements and reports to Administrative Agent at Borrower’s expense:

(a)                                 As soon as available, and in any event within 90 days after the end of each Fiscal Year, complete audited Consolidated financial statements of Parent together with all notes thereto, prepared in reasonable detail in accordance with IFRS, together with an unqualified opinion, based on an audit using generally accepted auditing standards, by an independent certified public accounting firm of nationally recognized standing selected by Parent and acceptable to Administrative Agent, stating that such Consolidated financial statements have been so prepared. These financial statements shall contain a Consolidated balance sheet as of the end of such Fiscal Year and Consolidated statements of earnings, of cash flows, and of changes in owners’ equity for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year. In addition, Borrower shall provide internally prepared unaudited consolidating financial statements including Borrower’s balance sheet and statement of earnings which agree in total to the corresponding audited Consolidated statements of Parent for the Fiscal Year.

In the event that the Consolidated gross operating revenues of Borrower for any Fiscal Year are less than 95% but greater than or equal to 75% of Consolidated gross operating revenues of Parent for that same Fiscal Year, the unqualified opinion set forth above shall also cover the consolidating statements which include Borrower’s balance sheet and statement of earnings for that same Fiscal Year.

In the event that the Consolidated gross operating revenues of Borrower for any Fiscal Year are less than 75% of Consolidated gross operating revenues of Parent for that same Fiscal Year, complete audited Consolidated financial statements of Borrower together with all notes thereto, prepared in reasonable detail in accordance with IFRS, together with an unqualified opinion, based on an audit using generally accepted auditing standards, by an independent certified public accounting firm of nationally recognized standing selected by Borrower and acceptable to Administrative Agent, stating that such Consolidated financial statements have been so prepared. These financial statements shall contain a Consolidated balance sheet as of the end of such Fiscal Year and Consolidated statements of earnings, of cash flows, and of changes in owners’ equity for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year.

(b)                                 As soon as available, and in any event within 60 days after the end of each Fiscal Quarter, Parent’s unaudited Consolidated balance sheet as of the end of such Fiscal Quarter and unaudited Consolidated statements of earnings and cash flows for each such Fiscal Quarter and for the period beginning on the first day of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with IFRS, subject to changes resulting from normal year-end adjustments and the absence of footnotes. In addition, Borrower shall provide internally prepared unaudited consolidating financial statements including Borrower’s balance sheet and statement of earnings which agree in total to the unaudited Consolidated balance sheet and statement of earnings of Parent for that same Fiscal Quarter.

In the event that the Consolidated gross operating revenues of Borrower for any Fiscal Quarter are less than 95% but greater than or equal to 75% of Consolidated gross operating revenues of Parent for that same Fiscal Quarter, Borrower shall also furnish consolidating statements which include Borrower’s balance sheet and statement of earnings for that same Fiscal Quarter.

In the event that the Consolidated gross operating revenues of Borrower for any Fiscal Quarter are less than 75% of Consolidated gross operating revenues of Parent for that same Fiscal Quarter, complete unaudited Consolidated financial statements of Borrower, prepared in reasonable detail in accordance with IFRS. These financial statements shall contain a Consolidated balance sheet as of the end of such Fiscal Quarter and Consolidated statements of earnings, of cash flows, and of changes in owners’ equity for such Fiscal Quarter, each setting forth in comparative form the corresponding figures for the preceding Fiscal Quarter.

(c)                                  Borrower will, together with each set of financial statements furnished under Section 6.2(a) or (b), as applicable, furnish a Compliance Certificate signed by a Responsible Officer of Borrower and, as applicable, Parent stating that such financial statements are accurate and complete (subject to normal year-end adjustments and the absence of footnotes), stating that he/she has reviewed the Loan Documents, containing calculations showing compliance (or non-compliance) at the end of such Fiscal Quarter with the requirements of Section 7.14 and stating that no Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default.

(d)                                  [Reserved]

(e)                                  Promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent by any Restricted Person to its equity holders and all registration statements, periodic reports and other statements and schedules filed by any Restricted Person with any securities exchange, the SEC or any similar Governmental Authority.

(f)                                   As soon as available, and in any event within 90 days after the end of each Fiscal Year, a cash flow budget of Borrower’s projected revenues, expenses, capital expenditures, production volumes, and product prices for the next Fiscal Year, prepared on a monthly basis in form reasonably acceptable to Administrative Agent.

(g)                                   Together with each set of financial statements furnished under subsections (a) and (b) of this section, Borrower will furnish a report (in form reasonably satisfactory to Administrative Agent) of all Hedging Contracts of Borrower and each of its Subsidiaries, setting forth the type, term, effective date, termination date and notional amounts or volumes and the counterparty to each such agreement.

(h)                                  Together with each set of financial statements furnished under subsections (a) and (b) of this section, Borrower will furnish a monthly report on the Borrowing Base Properties, covering a twelve-month period, describing by lease or unit and in total the net volume of production and sales attributable to such production from the Borrowing Base Properties and describing the related severance taxes, other taxes, operating expenses and capital costs attributable to the production.

(i)                                    By March 15 of each year, an Engineering Report prepared by the Independent Engineers as of January 1 of such year concerning substantially all Oil and Gas Properties and interests owned by any Restricted Person which are located in the United States and which have attributable to them Proved Reserves. This report shall be satisfactory to Administrative Agent, shall take into account any “over-produced” status under gas balancing arrangements, and shall contain information and analysis comparable in scope to that contained in the Initial Engineering Report. This report shall distinguish (or shall be delivered together with a certificate from an appropriate officer of Borrower which distinguishes) those properties treated in the report which are Collateral from those properties treated in the report which are not Collateral.

G)           By September 15 of each year, and promptly following notice of a Special Determination under Section 2.8, an Engineering Report prepared as of the preceding July 1 (or the last day of the preceding calendar month in the case of a Special Determination) by Staff Engineers (or at Borrower’s option, by the Independent Engineers), together with an accompanying report on property sales, property purchases and changes in categories, both in the same form and scope as the reports in subsection (e) above.

(k)                                  With the delivery of each Engineering Report, Borrower shall provide to Administrative Agent a certificate from a Responsible Officer certifying that in all material respects that except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Engineering Report which would require Borrower or any Subsidiary to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, none of their proved Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all such Oil and Gas Properties sold and attached thereto is a schedule of the Oil and Gas Properties evaluated by such Engineering Report that are Mortgaged Properties and demonstrating the percentage of the total value of the proved Oil and Gas Properties that the value of such Mortgaged Properties represents in compliance with Section 6.16(c).

(1)                                 Upon request by Administrative Agent, a list, by name and address, of those Persons who have paid Restricted Persons for production during such Fiscal Quarter from the Oil and Gas Properties subject to the Security Documents, giving each such purchaser’s owner number for the applicable Restricted Person and each such purchaser’s property number for each such Oil and Gas Property.

(m)         Promptly upon its becoming available, copies of all notices or documents received by Borrower or any other Restricted Person pursuant to any Material Contract alleging a material default or nonperformance by such Person thereunder or terminating or suspending any such Material Contract.

Section 6.3. Other Information and Inspections. Each Credit Party will furnish to Administrative Agent any information which Administrative Agent may from time to time reasonably request concerning any provision of the Loan Documents, any Collateral, or any matter in connection with the businesses, properties, prospects, financial condition and operations of any Credit Party, including all evidence which Administrative Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Credit Party in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto. Each Credit Party will permit representatives appointed by Administrative Agent (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours any of such Credit Party’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Credit Party shall permit Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to Administrative Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives. Administrative Agent shall give reasonable notice to Borrower of each such request for information, inspection or audit, but only if no Default has occurred and is continuing.

Section 6.4. Notice of Material Events and Change of Address. Borrower will promptly and in no event later than the 3rd Business Day, after becoming aware thereof, notify each Lender Party in writing, stating that such notice is being given pursuant to this Agreement, of:

(a)                                 the occurrence of any Material Adverse Change;

(b)                                 the occurrence of any Default;

(c)                                  the acceleration of the maturity of any Indebtedness owed by any Restricted Person or of any default by any Restricted Person under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound, if such acceleration or default could reasonably be expected to cause a Material Adverse Change;

(d)                                  the occurrence of any Termination Event;

(e)                                   any claim of $100,000 or more, any notice of potential liability of any Restricted Person under any Environmental Laws which might exceed such amount, or any other material adverse claim asserted against any Restricted Person or with respect to any Restricted Person’s properties; and

(f) the filing of any suit or proceeding against any Restricted Person in which an adverse decision could, in Borrower’s reasonable opinion, reasonably be expected to cause a Material Adverse Change if successfully prosecuted by the claimant(s).

Upon the occurrence of any of the foregoing Restricted Persons will take all necessary or appropriate steps to remedy promptly any such Material Adverse Change, Default, acceleration, default, or Termination Event, to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing. Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action, if any, the applicable Restricted Person has taken or proposes to take with respect thereto. Borrower will also notify Administrative Agent and Administrative Agent’s counsel in writing at least 20 Business Days (or such shorter time as Administrative Agent may approve in writing) prior to the date that any Restricted Person changes its name or the location of its chief executive office or its location under the Uniform Commercial Code.

Section 6.5. Maintenance of Properties. Except as permitted under Section 7.5, each Restricted Person will maintain, preserve, protect, and keep all Collateral and all other property used or useful in the conduct of its business in good condition (ordinary wear and tear excepted) in accordance with prudent industry standards, and in material compliance with all applicable Laws, in conformity with all applicable contracts, servitudes, leases and agreements, and will from time to time make all repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times.

Section 6.6. Maintenance of Existence and Qualifications. Except as permitted under Section 7.4, each Credit Party will maintain and preserve its existence and its rights and franchises in full force and effect. Each Restricted Person will qualify to do business in all states or jurisdictions where required by applicable Law, except where the failure so to qualify could reasonably be expected to cause a Material Adverse Change.

Section 6.7. Payment of Trade Liabilities, Taxes, etc. Each Restricted Person will (a) timely file all required tax returns including any extensions; (b) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property before the same become delinquent; (c) within 90 days past the original invoice billing date therefore, or, if earlier, when due in accordance with its terms, pay and discharge all Liabilities owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; (d) pay and discharge before the same becomes delinquent all other Liabilities now or hereafter owed by it, other than royalty payments suspended in the ordinary course of business; and (e) maintain appropriate accruals and reserves for all of the foregoing in accordance with IFRS. Each Restricted Person may, however, delay paying or discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings, if necessary, and has set aside on its books adequate reserves therefore which are required by IFRS.

Section 6.8. Insurance.

(a)                                Each Restricted Person shall at all times maintain insurance with responsible and reputable insurance companies or associations (including comprehensive general liability, hazard, and business interruption insurance) with respect to its business and properties (including all real properties leased or owned by it), in such amounts and covering such risks as required by any Governmental Authority having jurisdiction with respect thereto or as carried generally in accordance with sound business practice by similarly situated companies in similar businesses, and, in any event in amount, adequacy and scope as set forth in the Insurance Schedule. If any Restricted Person fails to maintain such insurance, Administrative Agent may arrange for such insurance, but at Borrower’s expense and without any responsibility on the part of Administrative Agent for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the sole right (both in the name of Lenders and in the name of the Restricted Persons), to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(b)                                 On or prior to the Closing Date and thereafter, upon request of Administrative Agent, each Restricted Person will furnish or cause to be furnished to Administrative Agent from time to time a summary of the respective insurance coverage of such Restricted Person in form and substance reasonably satisfactory to Administrative Agent, and, if requested, will furnish Administrative Agent copies of the applicable policies. Each Restricted Person will cause any insurance policies covering any Collateral to be endorsed (i) to provide that such policies may not be cancelled, reduced or affected in any manner for any reason without 30 days prior notice to Administrative Agent, (ii) to name Administrative Agent as an additional insured (in the case of all liability insurance policies) and loss payee (in the case of all casualty and property insurance policies), and (iii) to provide for such other matters as any Lender Party may reasonably require.

(c)                                  Upon the occurrence and during the continuance of an Event of Default, all insurance payments in respect of such Collateral in excess of $1,000,000 shall be paid to Administrative Agent and shall be applied to the prepayment of the Obligations unless otherwise agreed to by Administrative Agent and Borrower.

Section 6.9. Performance on Borrower’s Behalf. If any Restricted Person fails to pay any taxes, insurance premiums, expenses, attorneys’ fees or other amounts it is required to pay under any Loan Document, Administrative Agent may, but shall have no obligation to, pay the same. Borrower shall immediately reimburse Administrative Agent for any such payments and each amount paid by Administrative Agent shall constitute an Obligation owed hereunder which is due and payable on the date such amount is paid by Administrative Agent.

Section 6.10. Interest. Borrower hereby promises to Administrative Agent and each Lender Party to pay interest at the Default Rate applicable to Base Rate Loans on all Obligations (including Obligations to pay fees or to reimburse or indemnify Administrative Agent or any Lender but excluding principal of, and interest on, any Loan, and any Matured LC Obligation, interest on which is covered by Sections 2.5 and 2.l O(a)) which Borrower has in this Agreement promised to pay to Administrative Agent or such Lender Party and which are not paid when due. Such interest shall accrue from the date such Obligations become due until they are paid.

Section 6.11. Compliance with Agreements and Law; Permits. Each Restricted Person will perform all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound. Each Restricted Person will conduct its business and affairs in compliance with all Laws applicable thereto. Each Restricted Person will cause all licenses and permits necessary or appropriate for the conduct of its business and the ownership and operation of its property used and useful in the conduct of its business to be at all times maintained in good standing and in full force and effect.

Section 6.12. Environmental Matters; Environmental Reviews.

(a)                                Each Restricted Person will comply in all material respects with all Environmental Laws now or hereafter applicable to such Restricted Person, as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters, and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and will maintain such authorizations in full force and effect. No Restricted Person will do anything or permit anything to be done which will subject any of its properties to any remedial obligations under, or result in noncompliance with applicable permits and licenses issued under, any applicable Environmental Laws, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances. If a Default has occurred and is continuing, and upon Administrative Agent’s reasonable request, at any time and from time to time, Borrower will provide at its own expense an environmental inspection of any of the Restricted Persons’ material real properties and audit of their environmental compliance procedures and practices, in each case from an engineering or consulting firm approved by Administrative Agent; provided in the case of Oil and Gas Properties for which no Restricted Person is the operator, Borrower will use commercially reasonable efforts to provide such inspection and audit.

(b)                                Borrower will promptly furnish to Administrative Agent copies of all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by any Restricted Person, or of which Borrower otherwise has notice, pending or threatened against any Restricted Person by any Governmental Authority with respect to any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with any Restricted Person’s ownership or use of its properties or the operation of its business.

(c)                                  Borrower will promptly furnish to Administrative Agent all requests for information, notices of claim, demand letters, and other notifications, received by Borrower in connection with any Restricted Person’s ownership or use of its properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location.

Section 6.13. Evidence of Compliance. Each Restricted Person will furnish to Administrative Agent at such Restricted Person’s or Borrower’s expense all evidence which Administrative Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

Section 6.14. Intentionally Omitted.

Section 6.15. Guaranties. At the request of Administrative Agent, each Domestic Subsidiary of Borrower and each Domestic Subsidiary of Parent (other than Borrower) now existing or created, acquired or coming into existence after the date hereof shall, promptly and in any event within 10 days after it has become a Subsidiary of Borrower or Parent, execute and deliver to Administrative Agent an absolute and unconditional guaranty of the timely repayment of the Obligations and the due and punctual performance of the obligations of Borrower hereunder and a security agreement covering all of its personal property, which guaranty and security agreement shall be satisfactory to Administrative Agent in form and substance. Each

Domestic Subsidiary of Borrower and each Domestic Subsidiary of Parent (other than Borrower) existing on the date hereof shall duly execute and deliver such a guaranty and security agreement prior to the making of any Loan hereunder. Borrower will cause each of such Domestic Subsidiaries to deliver to Administrative Agent, simultaneously with its delivery of such a guaranty, written evidence satisfactory to Administrative Agent and its counsel that such Subsidiary has taken all company action necessary to duly approve and authorize its execution, delivery and performance of such guaranty and any other documents which it is required to execute.

Section 6.16. Agreement to Deliver Security Documents.

(a)                                 At all times the Secured Obligations shall be secured by first and prior Liens (subject only to Permitted Liens) covering and encumbering (i) the Minimum Collateral Amount, (ii) all of the issued and outstanding Equity of Borrower, each Domestic Subsidiary of Borrower, and each Domestic Subsidiary of Parent, (iii) 65% of the issued and outstanding Equity of each First-Tier Foreign Subsidiary, and (iv) all other personal property of the Restricted Persons. On the Closing Date, Borrower and its Subsidiaries shall deliver to Administrative Agent for the ratable benefit of each Lender, Security Documents covering the foregoing, each in form and substance acceptable to Administrative Agent. Beginning 45 days after the Closing Date, the Restricted Persons shall maintain all of their operating deposit accounts (excluding any existing or future 1031 accounts) with Wells Fargo Bank, N.A.

(b)                                 To the extent necessary to comply with the first sentence of Section 6.16(a), within 30 days after each Determination Date, Borrower and its Subsidiaries shall execute and deliver to Administrative Agent, for the ratable benefit of each Lender, deeds of trust, mortgages, chattel mortgages, security agreements and financing statements in form and substance acceptable to Administrative Agent and duly executed by Borrower and any such Subsidiary (as applicable) together with such other assignments, conveyances, amendments, agreements and other writings (each duly authorized and executed) as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect the Liens required by this Section 6.16.

(c)                                  Borrower also agrees to deliver favorable title opinions or updates of title opinions from legal counsel acceptable to Administrative Agent with respect to Oil and Gas Properties described in subsection (b) immediately above to which are attributable to the Minimum Collateral Amount and confirming that such Restricted Person has good and defensible title to such properties and interests, free and clear of all Liens other than Permitted Liens.

Section 6.17. Production Proceeds. Notwithstanding that, by the terms of the various Security Documents, Restricted Persons are and will be assigning to Administrative Agent and Lenders all of the “Production Proceeds” (as defined therein) accruing to the property covered thereby, so long as no Event of Default has occurred and is continuing Restricted Persons may continue to receive from the purchasers of production all such Production Proceeds, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent and Lenders may exercise all rights and remedies granted under the Security Documents subject to the terms thereof, including the right to obtain possession of all Production Proceeds then held by Restricted Persons or to receive directly from the purchasers of production all other Production Proceeds. In no case shall any failure, whether intentional or inadvertent, by Administrative Agent or Lenders to collect directly any such Production Proceeds constitute in any way a waiver, remission or release of any of their rights under the Security Documents, nor shall any release of any Production Proceeds by Administrative Agent or Lenders to Restricted Persons constitute a waiver, remission, or release of any other Production Proceeds or of any rights of Administrative Agent or Lenders to collect other Production Proceeds thereafter.

Section 6.18.  Perfection and Protection of Security Interests and Liens. Each Restricted Person from time to time shall deliver, to Administrative Agent any financing statements, continuation statements, extension agreements, amendments to Security Documents, and other documents, properly completed and executed (and acknowledged when required) by such Restricted Person in form and substance satisfactory to Administrative Agent, which Administrative Agent requests for the purpose of (i) perfecting, confirming, or protecting any Liens or other rights in Collateral securing any Secured Obligations and (ii) maintaining compliance with all applicable Laws, including those of any applicable Indian tribe, the Bureau of Indian Affairs, and the U.S. Bureau of Land Management. Each Restricted Person hereby authorizes Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the collateral describing the Collateral as “all assets” without the signature of any Restricted Person.

Section 6.19.  Leases and Contracts; Performance of Obligations. Each Restricted Person will maintain in full force and effect, or if no Restricted Person is the operator of the applicable Oil and Gas Property, will exert its commercially reasonable efforts to insure the maintenance in full force and effect of, all oil, gas or mineral leases, contracts, servitudes and other agreements forming a part of any Borrowing Base Property to the extent the same cover or otherwise relate to such Borrowing Base Property, and each Restricted Person will timely perform all of its obligations thereunder. Each Restricted Person will properly and timely pay all rents, royalties and other payments due and payable under any such leases, contracts, servitudes and other agreements, or under the Permitted Liens, or otherwise attendant to its ownership or operation of any Oil and Gas Property. Each Restricted Person will promptly notify Administrative Agent of any claim (or any conclusion by such Restricted Person) that such Restricted Person is obligated to account for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Restricted Person than proceeds received by Restricted Person (calculated at the well) from sale of production; provided that the obligations of Restricted Persons made in this sentence to so notify Administrative Agent are limited to the best of the Restricted Persons’ knowledge with respect to Oil and Gas Properties for which no Restricted Person is the operator.

Section 6.20.  Representations Continue to be True. Each Restricted Person will carry out its sales of production, will operate the Oil and Gas Properties, and will otherwise deal with the Oil and Gas Properties and the production, in such a way that the representations and warranties in Sections 5.19 through 5.23 remain true and correct at, and as of, all times that this Agreement is in effect (and not just at, and as of, the times such representations and warranties are made).

Section 6.21.  Hedging Contracts. Each Restricted Person shall maintain in effect for their full term (and will not sell, assign, transfer, terminate, or novate) all Hedging Contracts that are used by Lenders in determining the Borrowing Base from time to time, including all Hedging Contracts in existence on the Closing Date; provided, however, Restricted Persons may terminate

Hedging Contracts in connection with a Disposition permitted pursuant to Section 7.5(f) and redetermination of the Borrowing Base pursuant to Section 2.8(e).

Section 6.22.  Material Contracts. Each Restricted Person will perform and observe in all material respects all of the terms and provisions of each Material Contract to be performed or observed by it within any grace period applicable thereto and, in accordance with prudent business practices, enforce its rights under each Material Contract, and, upon request by Administrative Agent, make to each other party to each such Material Contract such requests for information and reports as any Restricted Person is entitled to make under such Material Contract, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Change.

Section 6.23.  Post-Closing Obligations. Within 45 days after the Closing Date, the Restricted Persons shall move their operating accounts to Wells Fargo Bank, N.A. as required by Section 6.16(a).

ARTICLE VII - Negative Covenants

To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce each Lender to enter into this Agreement and make the Loans, Borrower covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement (as determined without regard to unasserted indemnity claims), unless Majority Lenders have previously agreed otherwise:

Section 7.1. Indebtedness. No Restricted Person will in any manner owe or be liable for Indebtedness except:

(a)                                 the Obligations.

(b)                                 Indebtedness arising under Hedging Contracts permitted under Section 7.3.

(c)                                  Indebtedness among Borrower and Restricted Persons that are Guarantors and Indebtedness among Restricted Persons that are Guarantors, in each case arising in the ordinary course of business; provided, that all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of all of the Obligations in a manner and on terms and conditions reasonably satisfactory to Administrative Agent.

(d)                                 Indebtedness under the Second Lien Credit Facility in an amount not to exceed $30,000,000 at any one time outstanding.

(e)                                  Indebtedness incurred in an aggregate amount not to exceed $1,000,000 in any Fiscal Year which is secured by Permitted Liens described in clause (1) of the definition thereof.

(f)                                   miscellaneous items of unsecured Indebtedness of Restricted Persons not described in subsections (a) through (e) which do not in the aggregate (taking into account all such Indebtedness of all Restricted Persons) exceed $5,000,000 at any one time outstanding.

Section 7.2.  Limitation on Liens. Except for Permitted Liens, no Restricted Person will create, assume or permit to exist any Lien upon any of the properties or assets which it now owns or hereafter acquires.

Section 7.3.  Hedging Contracts. No Restricted Person will be a party to or in any manner be liable on any Hedging Contract except:

(a)                                 Hedging Contracts (excluding Floor Contracts covered by the following subsection (b)) entered into with the purpose and effect of fixing prices on oil, natural gas, or natural gas liquids expected to be produced by Restricted Persons, provided that at all times: (i) no such Hedging Contract fixes a price for a period later than 60 months after such contract is entered into; (ii) the aggregate monthly production covered by all such contracts (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent) for any single month does not in the aggregate exceed 85% of Restricted Persons’ aggregate Projected Oil and Gas Production (calculated separately for oil, natural gas, and natural gas liquids) anticipated (at the time such Hedging Contract is entered into) to be sold in the ordinary course of the Restricted Persons’ businesses for such month, determined separately with respect to oil and gas, (iii) except for the Collateral under the Security Documents with respect to Lender Hedging Obligations, no such contract requires any Restricted Person to put up money, assets, or other security against the event of its nonperformance prior to actual default by such Restricted Person in performing its obligations thereunder, and (iv) each such contract is with an Approved Counterparty;

(b)                                 Floor Contracts, provided that (i) no such contract has a term of more than 60 months after such contract is entered into, (ii) the aggregate monthly production covered by all such contracts for any single month does not in the aggregate exceed 100% of Restricted Persons’ aggregate Projected Oil and Gas Production anticipated (at the time such Hedging Contract is entered into) to be sold in the ordinary course of the Restricted Persons’ businesses for such month, and (iii) each such contract is with an Approved Counterparty; and

(c)                                  Hedging Contracts entered into by a Restricted Person with the purpose and effect of fixing interest rates on a principal amount of indebtedness of such Restricted Person that is accruing interest at a variable rate, provided that (i) at the time such Hedging Contract is entered into, the aggregate notional amount of such contracts does not exceed 75% of the anticipated outstanding principal balance of the indebtedness to be hedged by such contracts or an average of such principal balances calculated using a generally accepted method of matching interest swap contracts to declining principal balances, (ii) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract and (iii) each such contract is with an Approved Counterparty.

Section 7.4.  Limitation on Mergers, Issuances of Securities. No Restricted Person will merge or consolidate with or into any other Person, except that any Subsidiary of Borrower may be merged into or consolidated with (a) another Subsidiary of Borrower, so long as a Guarantor is the surviving business entity, or (b) Borrower, so long as Borrower is the surviving business entity. No Restricted Person will issue any Equity, provided that (i) Subsidiaries of Borrower and its wholly-owned Subsidiaries may issue Equity to Borrower and Borrower may issue additional common Equity to Parent. No Subsidiary of Borrower will otherwise allow any diminution of Borrower’s Equity (direct or indirect) in such Subsidiary. For purposes of clarification, nothing in this Agreement shall be construed to limit or otherwise restrict the ability of Parent, at its sole discretion, to merge, consolidate or issue securities so long as, in the case of merger or consolidation, Administrative Agent is reasonably satisfied that the duties and obligations of Borrower hereunder are in no fashion modified thereby and so long as there is no Change of Control.

Section 7.5. Limitation on Dispositions. No Restricted Person will Dispose of any of its material assets or properties or any material interest therein, except, to the extent not otherwise forbidden under the Security Documents:

(a)                                 equipment that is worthless or obsolete or worn out in the ordinary course of business, which is no longer used or useful in the conduct of its business or which is replaced by equipment of equal suitability and value;

(b)                                 inventory (including oil and gas sold as produced and seismic data) that is sold in the ordinary course of business on ordinary trade terms;

(c)                                  Equity of any of Borrower’s Domestic Subsidiaries that is transferred to Borrower or a Domestic Subsidiary of Borrower (provided that if any such Domestic Subsidiary is wholly-owned prior to such transfer, such Domestic Subsidiary shall be transferred to Borrower or a wholly-owned Domestic Subsidiary), and Equity of any of Borrower’s Foreign Subsidiaries that is transferred to Borrower, a Domestic Subsidiary of Borrower or a Foreign Subsidiary of Borrower (provided that (i) if any such Foreign Subsidiary is wholly-owned by a Domestic Subsidiary prior to such transfer, such Foreign Subsidiary shall be transferred to Borrower or a wholly-owned Domestic Subsidiary and (ii) if any such Foreign Subsidiary is wholly-owned by a Foreign Subsidiary prior to such transfer, such Foreign Subsidiary shall be transferred to Borrower or a wholly-owned Foreign Subsidiary);

(d)                                 Dispositions of property by any Domestic Subsidiary to Borrower or to a Domestic Subsidiary of Borrower, provided that (i) if the transferor of such property is a Guarantor, the transferee thereof must either be Borrower or a Guarantor and (ii) if the transferor is a wholly-owned Domestic Subsidiary, the transferee thereof must either be Borrower or a wholly-owned Domestic Subsidiary, and Dispositions of property by any Foreign Subsidiary to Borrower, a Domestic Subsidiary of Borrower or a Foreign Subsidiary of Borrower (provided that if the transferor is a wholly-owned Foreign Subsidiary, the transferee thereof must either be Borrower, a wholly-owned Domestic Subsidiary or a wholly-owned Foreign Subsidiary);

(e)                                  interests in Oil and Gas Properties, or portions thereof, to which no Proved Reserves are attributed; and

(f)                                   interests in Oil and Gas Properties to which Proved Reserves are attributed, Hedging Contracts, and the abandonment of any oil or gas well; provided that, if Administrative Agent or Borrower determine that such Disposition would result in the aggregate Disposition of Restricted Persons’ Oil and Gas Properties since the most recent redetermination of the Borrowing Base plus the Borrowing Base value of all Hedging Contracts Disposed of since the most recent redetermination of the Borrowing Base plus the Present Value of all Borrowing Base Properties abandoned, equal to an amount greater than 5% of the Borrowing Base then in effect, the Borrowing Base shall have been redetermined as provided in Section 2.8(e) and the prepayment, if any, required under Section 2.7(c) shall have been made.

No Disposition may be made pursuant to Section 7.5(e) or (f) unless (i) made for fair consideration to a Person who is not an Affiliate and (ii) no Default has occurred and is continuing at the time of such Disposition or would result therefrom. No Restricted Person will elect not to participate in a proposed operation on any Oil and Gas Property constituting Collateral where the effect of such election would be the forfeiture either temporarily (e.g., until a certain sum of money is received out of the forfeited interest) or permanently of any interest in the Collateral.

Section 7.6.  Limitation on Dividends and Redemptions. No Restricted Person will declare or make directly or indirectly any Distribution, other than, provided that no Default or Event of Default exists at the time such Distribution is made or will occur as a result thereof (a) Distributions payable to Borrower; and (b) Distributions payable to Parent, to the extent that the aggregate value of all such Distributions made during any Fiscal Year does not exceed $2,000,000; provided that such Distributions must be used by Parent in the ordinary course of business of the Credit Parties and must not be distributed to holders of Parent’s Equity or to any other Person.

Section 7.7.  Limitation on Investments and New Businesses. No Restricted Person will (a) make any expenditure or commitment or incur any obligation or enter into or engage in any transaction except in the ordinary course of business and as described below in this Section 7.7 and in Section 7.11, (b) engage directly or indirectly in any business or conduct any operations except in connection with or incidental to its present businesses and operations as presently conducted, or (c) make any acquisitions of or capital contributions to or other Investments in any Person or property, other than Permitted Investments.

Section 7.8.  Limitation on Credit Extensions. Except for Permitted Investments, no Restricted Person will extend credit, make advances or make loans other than (a) normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner, and (b) loans to Borrower or to any Subsidiary of Borrower that is a Guarantor.

Section 7.9. Transactions with Affiliates. Neither Borrower nor any of its Subsidiaries will engage in any material transaction with any of its Affiliates on terms which are less favorable to it than those which would have been obtainable at the time in arm’s-length dealing with Persons other than such Affiliates, provided that such restriction shall not apply to transactions among Borrower and its wholly owned Subsidiaries that are Guarantors.

Section 7.10.  Prohibited Contracts. Except as expressly provided for in the Loan Documents, no Restricted Person will, directly or indirectly, enter into, create, or otherwise allow to exist any contractual restriction or other consensual restriction on the ability of any Subsidiary of Borrower to: (a) pay dividends or make other distributions to Borrower, (b) to redeem Equity interests held in it by Borrower, (c) to repay loans and other indebtedness owing by it to Borrower, or (d) to transfer any of its assets to Borrower, except in the case of clause (d) for (i) customary limitations and restrictions contained in, and limited to, specific leases, licenses, conveyances, partnership agreements and co-owners’ agreements, and similar conveyances and agreements, (ii) customary restrictions on the assignment or transfer of any contract or agreement that are contained in such contract or agreement, (iii) limitations and restrictions arising in connection with Permitted Liens affecting only property subject to such Permitted Lien, (iv) any restriction imposed on particular assets or properties pursuant to an agreement entered into for a sale of such assets or properties not prohibited by Section 7.5 of this Agreement pending the closing of such sale, and (v) limitations and restrictions ansmg or existing by reason of applicable Law. No Restricted Person will enter into any “take-or-pay” contract. No Restricted Person will amend or permit any amendment to any contract or lease that releases, qualifies, limits, makes contingent or otherwise detrimentally affects the rights and benefits of Administrative Agent or any Lender under or acquired pursuant to any Security Documents. No ERISA Affiliate will incur any obligation to contribute to any Multiemployer Plan or any plan subject to Section 4064 of ERISA.

Section 7.11.  Conduct of Business. Borrower will not, and will not permit any Restricted Person to, engage to any material extent in any business other than businesses of the type conducted by Borrower and the Restricted Persons on the date of execution of this Agreement and businesses reasonably related thereto or the date such Restricted Person became a Guarantor, as the case may be.

Section 7.12.  Amendments to Organizational Documents. Borrower will not and will not permit any of its Subsidiaries to, enter into or permit any modification of, or waive any material right or obligation of any Person under its, Organizational Documents, except for such modifications and waivers that are not adverse to the interests of the Lender Parties.

Section 7.13. Fiscal Year. No Restricted Person shall, nor shall it permit any of its Subsidiaries to, change its Fiscal Year end from June 30 without the consent of the Majority Lenders, which consent shall not unreasonably be withheld or delayed.

Section 7.14.  Financial Covenants.

(a)                                 Current Ratio. The ratio of Parent’s Consolidated current assets to Parent’s Consolidated current liabilities will not be less than 1.0 to 1.0 as of the end of each Fiscal Quarter, beginning December 31, 2012. For purposes of this section, (i) any non-cash gains or losses resulting from the requirements of ASC Topic 815 or ASC Topic 410 (or other similar provision of IFRS) shall be excluded from current assets and from current liabilities, (ii) the Unused Availability shall be included as a current asset to the extent that such unused portion can be borrowed by Borrower without causing a Default after giving effect thereto, and (iii) current maturities of the Obligations shall be excluded from current liabilities.

(b)                                 Maximum Leverage Ratio. As of the end of each Fiscal Quarter, beginning December 31, 2012, the ratio of (i) Consolidated Funded Debt as of the end of such Fiscal Quarter to (ii) Adjusted Consolidated EBITDAX for such Fiscal Quarter, shall not exceed 4.0 to 1.1. The ratios in this Section 7.14(b) with respect to the 3 Fiscal Quarters commencing with the Fiscal Quarter ending December 31, 2012 shall be calculated using “Annualized EBITDAX”. For purposes of this Section 7.14, “Annualized EBITDAX” means (i) with respect to the Fiscal Quarter ending December 31, 2012, Adjusted Consolidated EBITDAX for such Fiscal Quarter multiplied by 4; (ii) with respect to the Fiscal Quarter ending March 31, 2013, Adjusted Consolidated EBITDAX for the period commencing on October 1, 2012 through March 31, 2013 multiplied by 2; (iii) with respect to the Fiscal Quarter ending June 30, 2013, Adjusted Consolidated EBITDAX for the period commencing on October 1, 2012 through June 30, 2013 multiplied by 4/3; and (iv) for each Fiscal Quarter thereafter, Adjusted Consolidated EBITDAX for the four consecutive Fiscal Quarters then ended.

Section 7.15.  Sale and Leaseback Transactions. No Restricted Person will, directly or indirectly, enter into any arrangement with any Person whereby in a substantially contemporaneous transaction such Restricted Person sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

Section 7.16. Negative Pledge. No Restricted Person will enter into (a) any agreement for the borrowing of money (excluding this Agreement) prohibiting the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired (provided that (x) this provision is not intended to limit in any manner the Restricted Persons’ obligations to grant Liens securing the Collateral as otherwise set forth in this Agreement or any of the Loan Documents, and (y) this provision shall not prohibit the inclusion of customary negative pledge language in agreements entered into in connection with Permitted Liens described in clause (1) of the definition thereof); (b) any agreement (excluding this Agreement) prohibiting the ability of any Restricted Person to amend or otherwise modify this Agreement or any other Loan Document, or (c) any agreement containing the prohibitions set forth in the preceding clause (a).

ARTICLE VIII - Events of Default and Remedies

Section 8.1.  Events of Default. Each of the following events constitutes an Event of Default under this Agreement:

(a)                                 Any Credit Party fails to pay any principal component of any Obligation when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise or Parent fails to pay any amount when due and payable under the Parent Guaranty;

(b)                                 Any Credit Party fails to pay any Obligation (other than the Obligations in subsection (a) above) when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within 3 Business Days after the same becomes due;

(c)                                  Any “default” or “event of default” occurs under any Loan Document which defines either such term, and the same is not remedied within the applicable period of grace (if any) provided in such Loan Document;

(d)                                 Any Credit Party fails to duly observe, perform or comply with any covenant, agreement or provision of Sections 6.4, 6.6 or 6.22, or Article VII;

(e)                                  Any Credit Party fails (other than as referred to in subsections (a), (b), (c) or (d) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document to which it is a party, and such failure remains unremedied for a period of 30 days after notice of such failure is given by Administrative Agent to Borrower;

(f)                                   Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Credit Party in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made;

(g)                                  Any Credit Party fails to duly observe, perform or comply with any agreement with any Person or any term or condition of any instrument, if such failure could reasonably be expected to cause a Material Adverse Change and is not remedied within the applicable period of grace (if any) provided in such agreement or instrument;

(h)                                 Any Credit Party (i) fails to pay any portion, when such portion is due, of any Indebtedness outstanding under the Second Lien Facility or any of its other Indebtedness in excess of the Threshold Amount, or (ii) breaches or defaults in the performance of any agreement or instrument by which any the Second Lien Facility or such other Indebtedness is issued, evidenced, governed, or secured, and any such failure, breach or default continues beyond any applicable period of grace provided therefor;

(i)                                     (i) A Termination Event occurs which, when taken together with all other Termination Events that have occurred, has resulted or would reasonably be expected to result in, liability of any Credit Party in an aggregate amount in excess of the Threshold Amount, or (ii) any other event or condition shall occur or exist with respect to a Plan and such event or condition, together with all other such events or conditions and Termination Events, if any, would reasonably be expected to result in a Material Adverse Change;

G)                                   Any Credit Party:

(i)                                     suffers the entry against it of a judgment, decree or order for relief by a Governmental Authority of competent jurisdiction in an involuntary proceeding commenced under any applicable Debtor Relief Laws now or hereafter in effect, or any proceeding under any Debtor Relief Law commenced against it remains undismissed for a period of 60 days; or

(ii)                                  commences a voluntary case under any applicable Debtor Relief Laws now or hereafter in effect; or applies for or consents to the entry of an order for relief in an involuntary case under any such Debtor Relief Law; or makes a general assignment for the benefit of creditors; or is generally not paying (or admits in writing its inability to pay) its debts as such debts become due; or takes corporate or other action authorizing any of the foregoing; or

(iii)                               suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets or of any part of the Collateral in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within 60 days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

(iv)                              suffers the entry against it of (1) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) in excess of the Threshold Amount (not covered by insurance satisfactory to Administrative Agent in its discretion), or (2) one or more non-monetary final judgments that have, or could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Change and, in either case, (x) enforcement proceedings are commenced by any creditor upon such judgment or order, or (y) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(v)                                 suffers a writ or warrant of attachment or any similar process to be issued by any Governmental Authority against all or any substantial part of its assets or any part of the Collateral (to the extent that the aggregate value of Collateral since the Closing Date subject to such action is in excess of the Threshold Amount), and such writ or warrant of attachment or any similar process is not stayed or released within 30 days after the entry or levy thereof or after any stay is vacated or set aside;

(k)                                 Any Change of Control occurs; and

(1)                                 Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party or any Affiliate of any Credit Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Credit Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document.

Upon the occurrence of an Event of Default described in subsection G)(i), G)(ii) or G)(iii) of this section with respect to any Credit Party, all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Credit Party who at any time ratifies or approves this Agreement. Upon any such acceleration, any obligation of any Lender to make any further Loans and any obligation of LC Issuer to issue Letters of Credit hereunder shall be permanently terminated. During the continuance of any other Event of Default, Administrative Agent at any time and from time to time may (and upon written instructions from Majority Lenders, Administrative Agent shall), without notice to Borrower or any other Credit Party, do either or both of the following: (1) terminate any obligation of Lenders to make Loans hereunder, and any obligation of LC Issuer to issue Letters of Credit hereunder, and (2) declare any or all of the Obligations ii:nmediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Credit Party who at any time ratifies or approves this Agreement.

Section 8.2.  Remedies. If any Default shall occur and be continuing, Majority Lenders, or Administrative Agent at the direction of Majority Lenders, may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document. All rights, remedies and powers conferred upon Lender Parties under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at Law or in equity.

Section 8.3.  Application of Proceeds After Acceleration. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the LC Obligations have automatically been required to be Cash Collateralized as set forth in Section 2.16), any amounts received on account of the Secured Obligations shall be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent (but excluding fees and time charges for attorneys who may be employees of Administrative Agent) and amounts payable under Article III) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (excluding other amounts provided for in clauses “Third” or “Fourth” below) payable to Lenders, LC Issuer and Lender Counterparties (including fees, charges and disbursements of counsel to the respective Lenders, LC Issuer, and the Lender Counterparties and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit fees, accrued and unpaid interest on the Loans, accrued and unpaid interest on Matured LC Obligations, and accrued and unpaid interest on Lender Hedging Obligations, ratably among Lenders, LC Issuer, and the Lender Counterparties, in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and Matured LC Obligations, obligations to Cash Collateralize LC Obligations pursuant to Section 2.16, and settlements under Hedging Contracts, ratably among Lenders, LC Issuer, and the Lender Counterparties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of any other Secured Obligations (other than Cash Management Obligations);

Sixth, to payment of the outstanding obligations under the Second Lien Facility as required by the intercreditor agreement for the Second Lien Facility;

Seventh, to payment of the Cash Management Obligations;

Eighth, the balance, if any, after all of the Secured Obligations and obligations under the Second Lien Facility have been indefeasibly paid in full, to Borrower or as otherwise required by Law or by the intercreditor agreement for the Second Lien Facility.

Subject to Section 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Lender Hedging Obligations and Cash Management Obligations shall be excluded from the application described above if Administrative Agent has not received written notice thereof, together with such supporting documentation as Administrative Agent may request, from the applicable Lender Counterparty or Cash Management Lender, as the case may be. Each Lender Counterparty or Cash Management Lender not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX - Administrative Agent

Section 9.1. Appointment and Authority. Each of the Lenders and LC Issuer hereby irrevocably appoints Wells Fargo Bank, N.A. to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent, the Lenders and LC Issuer, and neither Borrower nor any other Restricted Person shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.2.  Exculpatory Provisions.

(a)                                 Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent:

(i)                                     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)                                  shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(iii)                               shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity; and

(iv)                              shall not be responsible in any manner to any of the Lenders for any failure of any Credit Party to perform its obligations hereunder or in any Loan Document.

(b)                                 Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.l and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

(c)                                  Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

Section 9.3. Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal, or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or LC Issuer, Administrative Agent may presume that such condition is satisfactory to such Lender or LC Issuer unless Administrative Agent shall have received notice to the contrary from such Lender or LC Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a notice of assignment, negotiation or transfer thereof shall have been filed with Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of Majority Lenders, as it deems appropriate or as otherwise required by Sections 8.2 or 10.1 or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of Majority Lenders, or as otherwise required by Sections 8.2 or 10.l and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders and all future holders of the Loans and all other Obligations.

Section 9.4. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and LC Issuer acknowledges that (a) it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement, and (b) none of Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by Administrative Agent hereinafter taken, including any review of the affairs of any Restricted Person or any audit or due diligence review prepared by the internal auditor of Administrative Agent, shall be deemed to constitute any representation or warranty by Administrative Agent to any Lender or LC Issuer. Each Lender and LC Issuer also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders by Administrative Agent hereunder or under the other Loan Documents, Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Borrower which may come into the possession of Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates. Without limiting the generality of the foregoing, Administrative Agent shall have no duty to monitor or verify the Collateral used to calculate the Borrowing Base or the reporting requirements or the contents of reports delivered by Borrower. Each Lender assumes the responsibility of keeping itself informed at all times.

Section 9.5.  Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.6.  Investments. Whenever Administrative Agent in good faith determines that it is uncertain about how to distribute to Lender Parties any funds that it has received, or whenever Administrative Agent in good faith determines that there is any dispute among Lender Parties about how such funds should be distributed, Administrative Agent may choose to defer distribution of the funds that are the subject of such uncertainty or dispute. If Administrative Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Administrative Agent is otherwise required to invest funds pending distribution to Lender Parties, Administrative Agent shall invest such funds pending distribution; all interest on any such Investment shall be distributed upon the distribution of such Investment and in the same proportion and to the same Persons as such Investment. All moneys received by Administrative Agent for distribution to Lender Parties (other than to the Person who is Administrative Agent in its separate capacity as a Lender Party) shall be held by Administrative Agent pending such distribution solely as Administrative Agent for such Lender Parties, and Administrative Agent shall have no equitable title to any portion thereof.

Section 9.7.  Resignation of Administrative Agent.

(a)                                 Administrative Agent may at any time give notice of its resignation to the Lenders, LC Issuer and Borrower. Upon receipt of any such notice of resignation, Majority Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and LC Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, Majority Lenders may, to the extent permitted by applicable Law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                                  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Administrative Agent on behalf of the Lenders or LC Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and LC Issuer directly, until such time, if any, as Majority Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.4 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 9.8.  Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.9. No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the “Bookrunners,” “Arrangers,” “Co-Arrangers,” “Syndication Administrative Agent” or “Documentation Administrative Agent” listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or LC Issuer hereunder. Each Lender acknowledges that it has not relied, and will not rely, on the “Bookrunners,” “Arrangers,” “Co-Arrangers,” “Syndication Administrative Agent” or “Documentation Administrative Agent” in deciding to enter into this Agreement or any other Loan Document or in taking or not taking any action hereunder or thereunder.

Section 9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Restricted Person, Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, LC Issuer and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, LC Issuer and Administrative Agent and their respective agents and counsel and all other amounts due Lenders, LC Issuer and Administrative Agent under Sections 2.5 and 10.4) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and LC Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders and LC Issuer, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of

Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.5 and 10.4.

Section 9.11.  Guaranty Matters. Each Lender and LC Issuer hereby irrevocably authorizes Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder and (ii) upon termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and LC Issuer shall have been made). Upon request by Administrative Agent at any time, each Lender and LC Issuer will confirm in writing Administrative Agent’s authority to release any Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.11, provided that the absence of any such confirmation for whatever reason shall not affect Administrative Agent’s rights under this Section 9.11.

Section 9.12.  Collateral Matters.

(a)                                 Each Lender and LC Issuer hereby irrevocably authorizes and directs Administrative Agent to enter into the Security Documents for the benefit of such Lender and LC Issuer. Each Lender and LC Issuer hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 10.1, any action taken by the Majority Lenders, in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Majority Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders and LC Issuer. Administrative Agent is hereby authorized (but not obligated) on behalf of all of Lenders and LC Issuer, without the necessity of any notice to or further consent from any Lender or LC Issuer from time to time prior to, an Event of Default, to take any action with respect to any Collateral or Security Documents that may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Security Documents.

(b)                                 Each Lender and LC Issuer hereby irrevocably authorize Administrative Agent, at its option and in its discretion,

(i)                                     to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (1) upon termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and LC Issuer shall have been made), (2) that is Disposed of or to be Disposed of as part of or in connection with any sale or other Disposition permitted under the Loan Documents, (3) subject to Section 10.1, if approved, authorized or ratified in writing by the Majority Lenders, or (4) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default; and

(ii)                                  to subordinate any Lien on any property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document.

Upon request by Administrative Agent at any time, each Lender and LC Issuer will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Section 9.12, provided that the absence of any such confirmation for whatever reason shall not affect Administrative Agent’s rights under this Section 9.12.

(c)                                  Subject to subsection (b) above, Administrative Agent shall (and is hereby irrevocably authorized by each Lender and LC Issuer to) execute such documents as may be necessary to evidence the release or subordination of the Liens granted to Administrative Agent for the benefit of Administrative Agent and Lenders and LC Issuer herein or pursuant hereto upon the applicable Collateral; provided that (i) Administrative Agent shall not be required to execute any such document on terms that, in Administrative Agent’s opinion, would expose Administrative Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any other Restricted Person in respect of) all interests retained by Borrower or any other Restricted Person, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Administrative Agent shall be authorized to deduct all expenses reasonably incurred by Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(d)                                 Administrative Agent shall have no obligation whatsoever to any Lender, LC Issuer or any other Person to assure that the Collateral exists or is owned by Borrower or any other Restricted Person or is cared for, protected or insured or that the Liens granted to Administrative Agent herein or in any of the Security Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this Section 9.12 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its discretion, given Administrative Agent’s own interest in the Collateral as one of Lenders and that Administrative Agent shall have no duty or liability whatsoever to Lenders or LC Issuer.

(e)                                  Each Lender and LC Issuer hereby appoints each other Lender as agent for the purpose of perfecting Lenders’ and LC Issuer’s security interest in assets that, in accordance with Article 9 of the UCC, can be perfected only by possession. Should any Lender or LC Issuer (other than Administrative Agent) obtain possession of any such Collateral, such Lender or LC Issuer shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.

Section 9.13.  Agreement to Assignment of ISDA Master Agreement. Each Lender hereby agrees (on behalf of itself and any of its Affiliates party to Hedging Contract with any Restricted Person) that the rights of the Restricted Persons under Hedging Contracts with such Lender (or, if applicable, its Affiliate) may be included in the Collateral.

Section 9.14.  Notice of Default. Administrative Agent shall be deemed to have no knowledge or notice of the occurrence of any Default or Event of Default hereunder unless Administrative Agent has received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that Administrative Agent receives such a notice, Administrative Agent shall give notice thereof to the Lenders. Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 9.15.  Lender Hedging Obligations and Cash Management Obligations. Except as otherwise expressly set forth herein or in any Loan Document, no Lender Counterparty or Cash Management Lender that obtains the benefits of Section 8.3 or any Loan Document by virtue of the provisions hereof or thereof shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Lender Hedging Obligations and Cash Management Obligations unless Administrative Agent has received written notice of such Obligations, together with such supporting documentation as Administrative Agent may request, from the applicable Lender Counterparty or Cash Management Lender, as the case may be.

ARTICLE X - Miscellaneous

Section 10.1.  Waivers and Amendments; Acknowledgments.

(a)                                 Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by any Lender in exercising any right, power or remedy that such Lender Party may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by any Lender Party of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on any Restricted Person shall in any case of itself entitle any Restricted Person to any other or further notice or demand in similar or other circumstances. This Agreement and the other Loan Documents set forth the entire understanding between the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed by (i) if such party is Borrower, by Borrower, (ii) if such party is Administrative Agent or LC Issuer, by such party, and (iii) if such party is a Lender, by such Lender or by Administrative

Agent on behalf of Lenders with the written consent of Majority Lenders. Notwithstanding the foregoing or anything to the contrary herein, Administrative Agent shall not, without the prior consent of each individual Lender, execute and deliver on behalf of such Lender any waiver or amendment that would: (1) waive any of the conditions specified in Article IV (provided that Administrative Agent may in its discretion withdraw any request it has made under Section 4.2(f)), (2) increase the maximum amount that such Lender is committed hereunder to lend, (3) reduce any fees payable to such Lender hereunder, or the principal of, or interest on, such Lender’s Loans, (4) extend the Maturity Date, or postpone any date fixed for any payment of any such fees, principal or interest, (5) amend the definition herein of “Majority Lenders” or otherwise change the aggregate amount of Applicable Percentages that is required for Administrative Agent, Lenders or any of them to take any particular action under the Loan Documents, (6) release Borrower from its obligation to pay such Lender’s Obligations or any Guarantor from its guaranty of such payment (except pursuant to Section 9.11), (7) release all or substantially all of the Collateral, except for such releases relating to sales or dispositions of property permitted by the Loan Documents, (8) amend the pro-rata sharing provisions in Section 2.14 or 8.3, or (9) amend this Section 10.l(a). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x)  the Commitment of any Defaulting Lender may not be increased or extended, and the principal amount of Loans of any Defaulting Lender may not be decreased, without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(b)                                 Acknowledgments and Admissions. Borrower hereby represents, warrants, acknowledges and admits that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) it has made an independent decision to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Administrative Agent or any Lender Party, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iii) there are no representations, warranties, covenants, undertakings or agreements by any Lender Party as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iv) no Lender Party has any fiduciary obligation toward Borrower with respect to any Loan Document or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Documents between Borrower and the other Restricted Persons, on one hand, and each Lender Party, on the other hand, is and shall be solely that of debtor and creditor, respectively, provided that, solely for purposes of Section 10.5(c) Administrative Agent shall act as agent of Borrower in maintaining the Register as set forth therein, (vi) no partnership or joint venture exists with respect to the Loan Documents between any Restricted Person and any Lender Party, (vii) Administrative Agent is not Borrower’s Administrative Agent, but Administrative Agent for Lender Parties, provided that, solely for purposes of Section 10.5(c) Administrative Agent shall act as agent of Borrower in maintaining the Register as set forth therein, (viii) should an Event of Default or Default exist, each Lender Party will determine in its discretion and for its own reasons what remedies and actions it will or will not request that Administrative Agent exercise or take at that time, (ix) without limiting any of the foregoing,

Borrower is not relying upon any representation or covenant by any Lender Party, or any representative thereof, and no such representation or covenant has been made, that any Lender Party will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Default or any other provision of the Loan Documents, and (x) all Lender Parties have relied upon the truthfulness of the acknowledgments in this section in deciding to execute and deliver this Agreement and to become obligated hereunder.

(c)                                  Joint Acknowledgment. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 10.2.  Survival of Agreements; Cumulative Nature. All of Restricted Persons’ various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making or granting of the Loans and the delivery of the Notes and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to each Lender Party and all of Lender Parties’ obligations to Borrower are terminated. Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by any Restricted Person in any Loan Document, any Obligations under Sections 3.2 through 3.6, and any obligations that any Person may have to indemnify or compensate any Lender Party shall survive any termination of this Agreement or any other Loan Document. In addition, Articles VIII and IX shall survive until all of the Security Documents have been terminated. All statements and agreements contained in any certificate or other instrument delivered by any Restricted Person to any Lender Party under any Loan Document shall be deemed representations and warranties by Borrower or agreements and covenants of Borrower under this Agreement. The representations, warranties, indemnities, and covenants made by Restricted Persons in the Loan Documents, and the rights, powers, and privileges granted to Lender Parties in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to any Lender Party of any such representation, warranty, indemnity, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty, indemnity, or covenant herein contained shall apply to any similar representation, warranty, indemnity, or covenant contained in any other Loan Document, and each such similar representation, warranty, indemnity, or covenant shall be subject only to those exceptions that are expressly made applicable to it by the terms of the various Loan Documents.

Section 10.3. Notices; Effectiveness; Electronic Communication.

(a)                                 Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

If to Borrower or any other Restricted Person:	Sundance Energy, Inc.
633 17th Street, Suite 1950
Denver, CO 80202
Attention: Eric P. McCrady
Telephone No. (303) 543-5700
Facsimile No. (303) 543-5701

If to Administrative Agent, Swing Line Lender, or LC Issuer:	Wells Fargo Bank, N.A. 1700 Lincoln Street, 6th Floor
Denver, CO 80203
Attention: Oleg Kogan
Telephone No. (303) 863-5367
Facsimile No. (303) 863-5196

If to any other Lender Party:	Its address, facsimile number, or telephone number as specified in its Administrative Questionnaire

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in subsection (b) below, shall be effective as provided in said subsection (b).

(b)                                 Electronic Communications. Notices and other communications to the Lenders and LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or LC Issuer pursuant to Article II if such Lender or LC Issuer, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article  by electronic communication. Administrative Agent or Borrower or any other Restricted Person may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                                  Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)                                 Platform.

(i)                                     Borrower (and each Restricted Person by signing its Guaranty) agrees that Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to LC Issuer and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)                                  The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower or the other Restricted Persons, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s, any Loan Party’s or Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Restricted Person pursuant to any Loan Document or the transactions contemplated therein which is distributed to Administrative Agent, any Lender or LC Issuer by means of electronic communications pursuant to this Section, including through the Platform.

Section 10.4. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall promptly pay (i) all transfer, stamp, mortgage, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents or any other document or transaction referred to herein or therein, (ii) all reasonable out of pocket expenses incurred by Administrative Agent and its Affiliates (including fees and expenses of attorneys that are not employees of any Lender Party or its Affiliates, consultants, reserve engineers, accountants, and other advisors, travel costs, expenses related to the Platform and in connection with the issuance of CUSIP numbers, and other miscellaneous expenses) in connection with (1) the syndication of the credit facilities provided for herein, (2) the preparation, negotiation, execution, delivery and administration of this Agreement and the other

Loan Documents, or any amendments, modifications, or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (3) the filing, recording, refiling and re-recording of any Loan Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or re-recorded by the terms of any Loan Document, (4) any action reasonably required in the course of administration hereof, or (5) monitoring or confirming (or preparation or negotiation of any document related to) any Restricted Person’s compliance with any covenants or conditions contained in this Agreement or in any Loan Document, (iii) all reasonable out-of-pocket expenses incurred by LC Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iv) all out of pocket expenses incurred by or on behalf of any Lender Party (including fees and expenses of attorneys that are not employees of any Lender Party or its Affiliates, consultants, reserve engineers, accountants, and other advisors, travel costs, court costs, and miscellaneous expenses) (A) in connection with the preservation of any rights under the Loan Documents, the exercise or enforcement of any rights or remedies under the Loan Documents (including this Section), or the defense of any such exercise or enforcement, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification. Each Credit Party shall indemnify Administrative Agent (and any sub-agent thereof), each Lender and LC Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indernnitee”) against, and hold each Indernnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indernnitee that is not an employee of such Indemnitee or its Affiliates), incurred by any Indemnitee or asserted against any Indernnitee by any third party or by Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any environmental liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto. THE FOREGOING INDEMNIFICATION WILL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Credit Party against an Indernnitee for breach in bad faith of such Indernnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)                                  Reimbursement by Lenders. To the extent that any Credit Party for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof), LC Issuer, Swing Line Lender, or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), LC Issuer, Swing Line Lender, or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or LC Issuer or Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) or LC Issuer or Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.15.

(d)                                 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indernnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments. All amounts due under this Section shall be payable not later than 10 days after demand therefor.

(f)                                   Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 10.5.  Successors and Assigns; Joint and Several Liability.

(a)                                 Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(1)                                 in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(2) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(2)                                 in any case not described in subsection (b)(i)(l) of this Section, except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of Administrative Agent and, so long as no Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)                                  Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)                               Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(2) of this Section and, in addition:

(1)                                 the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within 5 Business Days after having received notice thereof and provided, further, that Borrower’s consent shall not be required during the primary syndication of the credit facilities evidenced by this Agreement;

(2)                                 the consent of Administrative Agent (such consent not to be umeasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(3)                                 the consent of LC Issuer and Swing Line Lender shall be required for any assignment.

(iv)                              Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that Administrative Agent may, in its discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons. No such assignment shall be made to (1) Borrower or any of Borrower’s Affiliates or Subsidiaries or (2) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (2).

(vi)                              No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii)                           Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, LC Issuer, Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits, and subject to the requirements of, of Sections 3.2, 3.4, 3.5, 10.4, and 10.14 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Notwithstanding any provision of this Section 10.5, (i) the consent of Borrower and its execution of an Assignment and Acceptance shall not be required, and, unless requested by the Eligible Assignee and/or the assigning Lender, new Notes shall not be required to be executed and delivered by Borrower, for any assignment which occurs at any time when any Default or Event of Default shall have occurred and be continuing and (ii) Borrower shall not unreasonably withhold or delay in providing any consent or executing any Assignment and Acceptance otherwise required under this Section 10.5. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  Register. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in Denver, Colorado a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower and each Lender Party shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Any assignment of any Loan or other Obligation hereunder, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register. In addition, Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by Borrower or any Lender Party, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or Borrower or any of Borrower’s Affiliates or Subsidiaries ) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent, LC Issuer, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 3.5(e) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the fifth sentence of Section 10.l (a) that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.2, 3.4, and 3.5 (subject to the requirements and limitations therein, including the requirements under Section 3.5(g) (it being understood that the documentation required under Section 3.5(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.7 as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.2 or 3.5, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 3.7 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 6.14 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The Participant Register shall be available for inspection by Administrative Agent or Borrower at any reasonable time and from time to time upon reasonable prior notice; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)                                   Joint and Several Liability. All Obligations that are incurred by two or more Credit Parties shall be their joint and several obligations and liabilities.

Section 10.6. Confidentiality. Each of Administrative Agent, the Lenders and LC Issuer agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating Borrower or its Subsidiaries or the credit facilities provided by this Agreement, or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to such credit facilities; (h) with the consent of Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to Administrative Agent, any Lender, LC Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Credit Party. Notwithstanding the preceding provisions of this Section 10.6 to the contrary, Administrative Agent may disclose the existence of this Agreement and information about this Agreement, as amended from time to time, to the “Gold Sheets” and other market data collectors and trade publications and in “tombstone” advertisements, such information to consist of deal terms and other information customarily found in such publications, services and advertisements.

For purposes of this Section, “Information” means all information received from Borrower, Parent or any of its Subsidiaries relating to Borrower, Parent or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or LC Issuer on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries, provided that, in the case of information received from Borrower, Parent or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.7. Governing Law; Submission to Process.

(a)                                 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE

GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF COLORADO.

(b)                                 SUBMISSION TO JURISDICTION. PARENT, BORROWER AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ADMINISTRATIVE AGENT, ANY LENDER, LC ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF COLORADO SITTING IN DENVER COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE DISTRICT OF COLORADO, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COLORADO STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT, ANY LENDER OR LC ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER RESTRICTED PERSON OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c}                                WAIVER OF VENUE. PARENT, BORROWER AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)  SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.3. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.8. Limitation on Interest. Lender Parties, Credit Parties and the other parties to the Loan Documents intend to contract in strict compliance with applicable usury Law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable Law from time to time in effect. Neither any Credit Party nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully contracted for, charged, or received under applicable Law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents that may be in conflict or apparent conflict herewith.

Section 10.9. Severability. If any term or provision of any Loan Document shall be determined to be illegal or unenforceable all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable Law. Without limiting the foregoing provisions of this Section 10.9, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent Swing Line Lender, or LC Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf ‘ or “tif ‘) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11. Waiver of Jury Trial, Punitive Damages, etc. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (A) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY), AND (B) ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LEGAL PROCEEDING ANY “SPECIAL DAMAGES”, AS DEFINED BELOW. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. As USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS THAT ANY PARTY HERETO AS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

Section 10.12. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by this Agreement, Borrower and each other Credit Party acknowledges and agrees , and acknowledges its Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between Borrower, each other Credit Party and their respective Affiliates, on the one hand, and Administrative Agent, on the other hand, and Borrower and each other Credit Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, Administrative Agents is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for Borrower, any other Credit Party or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) Administrative Agent has neither assumed nor will assume an advisory, agency or fiduciary responsibility in favor of Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether Administrative Agent has advised or is currently advising Borrower, any other Credit Party or any of their respective Affiliates on other matters) and Administrative Agent has no obligation to Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Credit Parties and their respective Affiliates, and Administrative Agent has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) Administrative Agent will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of Borrower and the other Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of Borrower and the other Credit Parties hereby waives and releases, to the fullest extent permitted by Law, any claims that it may have against Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty.

Section 10.13. USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower and each other Credit Party that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower and each other Credit Party, which information includes the name and address of Borrower and each other Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower and each other Credit Party in accordance with the Act.

Section 10.14. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, LC Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, LC Issuer or any such Affiliate, to or for the credit or the account of Borrower or any other Credit Party against any and all of the obligations of Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or LC Issuer or their respective Affiliates, irrespective of whether or not such Lender, LC Issuer, or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Credit Party may be contingent or unmatured or are owed to a branch, office, or Affiliate of such Lender or LC Issuer different from the branch, office, or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, LC Issuer, and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, LC Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, LC Issuer or their respective Affiliates may have. Each Lender and LC Issuer agrees to notify Borrower and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.15. Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent, LC Issuer or any Lender, or Administrative Agent, LC Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, LC Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and LC Issuer severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and LC Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.16. Amendment and Restatement. This Agreement amends and restates in its entirety the Existing Credit Agreement, and from and after the date hereof, the terms and provisions of the Existing Credit Agreement shall be superseded by the terms and provisions of this Agreement. Borrower hereby agrees that (i) the Existing Indebtedness, all accrued and unpaid interest thereon, and all accrued and unpaid fees under the Existing Credit Documents shall be deemed to be Indebtedness of Borrower outstanding under and governed by this Agreement and (ii) all Liens securing the Existing Indebtedness shall continue in full force and effect to secure the Secured Obligations.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WI’INESS WHEREOF, this Agreement is executed as of the date first written above.

SUNDANCE ENERGY, INC.,
Borrower

By:
Eric P. Mccrady
President and Chief Executive Officer

WELLS FARGO BANK, N.A.,
Administrative Agent, LC Issuer, Swing Line Lender, and a Lender

By:
	Name:	Suzanne Ridenhour
	Title:	Director

EXHIBIT A

PROMISSORY NOTE

Denver, Colorado	[Date]

FOR VALUE RECEIVED, the undersigned, SUNDANCE ENERGY, INC., a Colorado corporation (“Borrower”), hereby promises to pay to                                                                  (“Lender”), the principal sum equal to such Lender’s Commitment under the Credit Agreement (as hereinafter defined), or, if greater or less, the aggregate unpaid principal amount of the Loans made by Lender to Borrower pursuant to the terms of the Credit Agreement (as hereinafter defined), together with interest on the unpaid principal balance thereof as set forth in the Credit Agreement, both principal and interest payable as herein provided in lawful money of the United States of America at the offices of Administrative Agent under the Credit Agreement, or at such other place as from time to time may be designated by the holder of this Note.

This Note (a) is issued and delivered under that certain Credit Agreement dated as of December 28, 2012 among Borrower, Wells Fargo Bank, N.A., as Administrative Agent, and the lenders (including Lender) referred to therein (as from time to time supplemented, amended or restated, the “Credit Agreement”), and is a “Note” as defined therein, (b) is subject to the terms and provisions of the Credit Agreement, which contains provisions for payments and prepayments hereunder and acceleration of the maturity hereof upon the happening of certain stated events, and (c) is secured by and entitled to the benefits of certain Security Documents (as identified and defined in the Credit Agreement). Payments on this Note shall be made and applied as provided in the Credit Agreement. Reference is hereby made to the Credit Agreement for a description of certain rights, limitations of rights, obligations and duties of the parties hereto and for the meanings assigned to terms used and not defined herein and to the Security Documents for a description of the nature and extent of the security thereby provided and the rights of the parties thereto.

The indebtedness evidenced by this Note is given in partial renewal extension and restatement of (but not in extinguishment or novation of) the Existing Indebtedness, as defined and described in the Credit Agreement.

The principal amount of this Note, together with all interest accrued hereon, shall be due and payable in full on the Maturity Date.

Notwithstanding the foregoing paragraph and all other provisions of this Note, in no event shall the interest payable hereon, whether before or after maturity, exceed the maximum interest that, under applicable Law, may be contracted for, charged, or received on this Note, and this Note is expressly made subject to the provisions of the Credit Agreement that more fully set out the limitations on how interest accrues hereon.

If this Note is placed in the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, Borrower and all endorsers, sureties and guarantors of this Note jointly and severally agree to pay reasonable attorneys’ fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder.

Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment, notice of demand and of dishonor and nonpayment of this Note, protest, notice of protest, notice of intention to accelerate the maturity of this Note, declaration or notice of acceleration of the maturity of this Note, diligence in collecting, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.

This Note and the rights and duties of the parties hereto shall be governed by the Laws of the State of Colorado (without regard to principles of conflicts of law), except to the extent the same are governed by applicable federal Law.

SUNDANCE ENERGY, INC.

By:
Name:
Title:

Exhibit A -Page 2

EXHIBIT B-1

BORROWING NOTICE

Reference is made to that certain Credit Agreement dated as of December 28, 2012 (as amended or supplemented, the “Agreement”), by and among SUNDANCE ENERGY, INC. (“Borrower”), Wells Fargo Bank, N.A., as Administrative Agent, and certain financial institutions (“Lenders”). Terms that are defined in the Agreement are used herein with the meanings given them in the Agreement. Borrower hereby requests a Borrowing of new Revolving Loans to be advanced pursuant to Section 2.1 of the Agreement as follows:

Aggregate amount of Borrowing:	$

Type of Revolving Loans in Borrowing:

Date on which Revolving Loans are to be advanced:
months
Length of Interest Period for Eurodollar Loans:

If combined with existing Eurodollar Loans see attached Continuation/Conversion Notice.

To induce Lenders to make such Revolving Loans, Borrower hereby represents, warrants, acknowledges, and agrees to and with Administrative Agent and each Lender that:

(a)                                The officer of Borrower signing this instrument is the duly elected, qualified and acting officer of Borrower as indicated below such officer’s signature hereto having all necessary authority to act for Borrower in making the request herein contained.

(b)                                 The representations and warranties of the Restricted Persons set forth in the Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), with the same effect as though such representations and warranties had been made on and as of the date hereof, except for any such representation or warranty that expressly applies to a specified earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

(c)                                 No Default exists as of the date hereof; nor will any Default result from the proposed Revolving Loan or from the application of the proceeds thereof.

(d)                                 Except to the extent waived in writing as provided in Section 10.l(a) of the Agreement, Borrower has performed and complied with all agreements and conditions in the Agreement required to be performed or complied with by Borrower on or ·prior to the date hereof, and each of the conditions precedent to Revolving Loans contained in the Agreement remains satisfied.

(e)                                  The Facility Usage, after the making of the Revolving Loans requested hereby, will not be in excess of the lesser of the Borrowing Base or the Aggregate Commitment on the date requested for the making of such Revolving Loans.

(f)                                   The Loan Documents have not been modified, amended or supplemented by any unwritten representations or promises, by any course of dealing, or by any other means not provided for in Section 10.l(a) of the Agreement. The Agreement and the other Loan Documents are hereby ratified, approved, and confirmed in all respects.

The officer of Borrower signing this instrument hereby certifies (as an officer of Borrower and not in his or her individual capacity) that, to the best of his knowledge after due inquiry, the above representations, warranties, acknowledgments, and agreements of Borrower are true, correct and complete.

IN WITNESS WHEREOF, this instrument is executed as of                  , 20

SUNDANCE ENERGY, INC.

By:
Name:
Title:

Exhibit B-1 -Page 2

EXHIBIT B-2

SWING LINE BORROWING NOTICE

Reference is made to that certain Credit Agreement dated as of December 28, 2012 (as amended or supplemented, the “Agreement”), by and among Sundance Energy, Inc. (“Borrower”), Wells Fargo Bank, N.A., as Administrative Agent, and certain financial institutions (“Lenders”). Terms that are defined in the Agreement are used herein with the meanings given them in the Agreement. Borrower hereby requests a Borrowing of new Swing Line Loans to be advanced pursuant to Section 2.18 of the Agreement as follows:

Aggregate amount of Borrowing:	$

Type of Swing Line Loans in Borrowing:

Date on which Loans are to be advanced:

To induce Swing Line Lender to make such Loans, Borrower hereby represents, warrants, acknowledges, and agrees to and with Administrative Agent, Swing Line Lender, and each Lender that:

(a)                                 The officer of Borrower signing this instrument is the duly elected, qualified and acting officer of Borrower as indicated below such officer’s signature hereto having all necessary authority to act for Borrower in making the request herein contained.

(b)                                 The representations and warranties of the Restricted Persons set forth in the Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), with the same effect as though such representations and warranties had been made on and as of the date hereof, except for any such representation or warranty that expressly applies to a specified earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

(c)                                 No Default exists as of the date hereof; nor will any Default result from the proposed Swing Line Loan or from the application of the proceeds thereof.

(d)                                Except to the extent waived in writing as provided in Section 10.l(a) of the Agreement, Borrower has performed and complied with all agreements and conditions in the Agreement required to be performed or complied with by Borrower on or prior to the date hereof, and each of the conditions precedent to Loans contained in the Agreement remains satisfied.

(e)                                 The Facility Usage, after the making of the Swing Line Loans requested hereby, will not be in excess of the lesser of the Borrowing Base or the Aggregate Commitment on the date requested for the making of such Swing Line Loans.

(f) The Loan Documents have not been modified, amended or supplemented by any unwritten representations or promises, by any course of dealing, or by any other means not provided for in Section 10.l(a) of the Agreement. The Agreement and the other Loan Documents are hereby ratified, approved, and confirmed in all respects.

The officer of Borrower signing this instrument hereby certifies (as an officer of Borrower and not in his or her individual capacity) that, to the best of his knowledge after due inquiry, the above representations, warranties, acknowledgments, and agreements of Borrower are true, correct and complete.

IN WITNESS WHEREOF, this instrument is executed as of                     , 20

SUNDANCE ENERGY, INC.

By:
Name:
Title:

Exhibit B-2 - Page 2

EXHIBIT C

CONTINUATION/CONVERSION NOTICE

Reference is made to that certain Credit Agreement dated as of December 28, 2012 (as amended or supplemented, the “Agreement”), by  and among Sundance Energy, Inc. (“Borrower”), Wells Fargo Bank, N.A., as Administrative Agent, and the lenders referred to therein (“Lenders”). Terms that are defined in the Agreement are used herein with the meanings given them in the Agreement.

Borrower hereby requests a Conversion or Continuation of existing Loans into a new Borrowing pursuant to Section 2.3 of the Agreement as follows:

Existing Borrowing(s) to be continued or converted:

$of Eurodollar Loans with Interest Period ending

$of Base Rate Loans

If being combined with new Loans, $                   of new Loans to be advanced on

Aggregate amount of Borrowing:	$

Type of Loans in new Borrowing:

Date of Continuation or Conversion:

Length of Interest Period for Eurodollar Loans:	months

To meet the conditions set out in the Agreement for such conversion/continuation, Borrower hereby represents, warrants, acknowledges, and agrees to and with Administrative Agent and each Lender that:

(a)                                 The officer of Borrower signing this instrument is the duly elected, qualified and acting officer of Borrower as indicated below such officer’s signature hereto having all necessary authority to act for Borrower in making the request contained herein.

(b)                                 There does not exist on the date hereof any condition or event that constitutes a Default that has not been waived in writing as provided in Section 10.l(a) of the Agreement.

(c)                                 The Loan Documents have not been modified, amended or supplemented by any unwritten representations or promises, by any course of dealing, or by any other means not provided for in Section 10.1(a) of the Agreement. The Agreement and the other Loan Documents are hereby ratified, approved, and confirmed in all respects.

The officer of Borrower signing this instrument hereby certifies (as an officer of Borrower and not in his or her individual capacity) that, to the best of his knowledge after due inquiry, the above representations, warranties, acknowledgments, and agreements of Borrower are true, correct and complete.

IN WITNESS WHEREOF this instrument is executed as of

SUNDANCE ENERGY, INC.

By:
Name:
Title:

Exhibit C -Page 2

EXHIBIT D

COMPLIANCE CERTIFICATE

Reference is made to that certain Credit Agreement dated as of December 28, 2012 (as amended or supplemented, the “Agreement”), by and among Sundance Energy, Inc. (“Borrower”), Wells Fargo Bank, N.A., as Administrative Agent, and certain financial institutions (“Lenders”), which Agreement is in full force and effect on the date hereof. Terms that are defined in the Agreement are used herein with the meanings given them in the Agreement.

This Certificate is furnished pursuant to Section 6.2(b) of the Agreement. Together herewith Borrower is furnishing to Administrative Agent and each Lender Borrower’s *[audited/unaudited] financial statements (the “Financial Statements”) as at (the “Reporting Date’’). Borrower hereby represents, warrants, and acknowledges to Administrative Agent and each Lender that:

(a)                         the officer of Borrower signing this instrument is the duly elected, qualified and acting of Borrower and as such is Borrower’s chief financial officer;

(b)                        the Financial Statements are accurate and complete and satisfy the requirements of the Agreement;

(c)                         attached hereto is a schedule of calculations showing Borrower’s compliance as of the Reporting Date with the requirements of Section 7.14 of the Agreement *[and Borrower’s non-compliance as of such date with the requirements of Section(s)           of the Agreement];

(d)                        on the Reporting Date Borrower was, and on the date hereof Borrower is, in full compliance with the disclosure requirements of Section 6.4 of the Agreement, and no Default otherwise existed on the Reporting Date or otherwise exists on the date of this instrument *[except for Default( s) under Section(s) of the Agreement, which *[is/are] more fully described on a schedule attached hereto]; and

(e)                         *[unless otherwise disclosed on a schedule attached hereto,] the representations and warranties of the Credit Parties set forth in the Agreement and the other Loan Documents are true and correct on and as of the date hereof in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), with the same effect as though such representations and warranties had been made on and as of the date hereof, except for any such representation or warranty that expressly applies to a specified earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date.

The officer of Borrower signing this instrument hereby certifies (as an officer of Borrower and not in his or her individual capacity) that he has reviewed the Loan Documents and the Financial Statements and has otherwise undertaken such inquiry as is in his/her opinion necessary to enable him/her to express an informed opinion with respect to the above representations, warranties and acknowledgments of Borrower and, to the best of his/her knowledge, such representations, warranties, and acknowledgments are true, correct and complete.

IN WITNESS WHEREOF, this instrument is executed as of                        , 20

SUNDANCE ENERGY, INC.

By:
Name:
Title:

Exhibit D -Page 2

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.                                    Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.                                      Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender ] ]

3.                                      Borrower:                                      Sundance Energy, Inc.

4.                                      Administrative Agent: Wells Fargo Bank, N.A., as the administrative agent under the Credit Agreement

5.                                      Credit Agreement: Credit Agreement dated as of December 28, 2012 among Sundance Energy, Inc., the Lenders from time to time party thereto, and Wells Fargo Bank, N.A., as Administrative Agent and LC Issuer.

Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment / Loans for all Lenders	Amount of Commitment / Loans Assigned (8)	Percentage Assigned of Commitment / Loans		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[7.                            Trade Date:

[Page break]

Exhibit E -Page 2

Effective Date:                         , 20   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] Accepted:

WELLS FARGO BANK, N.A., as
Administrative Agent

By:
Title

[Consented to]:

SUNDANCE ENERGY, INC.

By:
Title

Exhibit E -Page 3

ANNEX 1 to Assignment and Assumption

[SUNDANCE ENERGY, INC.]

STANDARD TERMS AND CONDITIONS
FOR ASSIGNMENT AND ASSUMPTION

1.                                    Representations and Warranties.

1.1.                          Assignor[s].                              [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                          Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) [if it is a Foreign Lender] attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.                                      General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of Colorado.

Annex 1-Page 2

EXHIBIT F-1

OPINION OF COUNSEL TO RESTRICTED PERSONS

EXHIBIT F-2

OPINION OF COUNSEL TO PARENT